                                                                  EXHIBIT  99 CE

THIS DOCUMENT IS A COPY OF THE PURCHASE AGREEMENT DATED AS OF DECEMBER 16, 1995 AMONG GTI CORPORATION, COMPONENT INTERTECHNOLOGIES, INC., AND COMPONENT-IRELAND HOLDING CORPORATION FILED ON JANUARY 5, 1996 PURSUANT TO A RULE 201 TEMPORARY HARDSHIP EXEMPTION.
                                                                  Execution Copy
--------------------------------------------------------------------------------

                        -------------------------------

                            ASSET PURCHASE AGREEMENT

                        -------------------------------

                                  By and among


                                GTI CORPORATION
                                   (Seller),

                       COMPONENT INTERTECHNOLOGIES, INC.
                                  (Purchaser)

                                      and

                               COMPONENT-IRELAND
                              HOLDING CORPORATION
                                   (Holding)

                         Dated as of December 16, 1995

--------------------------------------------------------------------------------

                               TABLE OF CONTENTS

ARTICLE I      DEFINITIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1

ARTICLE II     PURCHASE AND SALE . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 14
    SECTION 2.1.     Purchase and Sale of Acquired Assets  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 14
    SECTION 2.2.     Liabilities Assumed by Purchaser; Excluded Liabilities  . . . . . . . . . . . . . . . . . . . . . . 15
    SECTION 2.3.     Purchase Price  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 17
    SECTION 2.4.     The Purchaser Note  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 18
    SECTION 2.5.     Allocation of Purchase Price  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 19
    SECTION 2.6.     Closing . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 19
    SECTION 2.7.     Closing Deliveries by Seller  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 19
    SECTION 2.8.     Closing Deliveries by Purchaser . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 21
    SECTION 2.9.     Post Closing Adjustment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 21
    SECTION 2.10.    Escrow  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 23

ARTICLE III    REPRESENTATIONS AND WARRANTIES OF SELLER  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 24
    SECTION 3.1.     Organization, Authority and Qualification . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 24
    SECTION 3.2.     No Conflict . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 25
    SECTION 3.3.     Governmental Consents and Approvals . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 25
    SECTION 3.4.     Financial Information, Books and Records and Operating Data . . . . . . . . . . . . . . . . . . . . 25
    SECTION 3.5.     No Undisclosed Liabilities  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 26
    SECTION 3.6.     Receivables . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 26
    SECTION 3.7.     Inventories . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 27
    SECTION 3.8.     Conduct in the Ordinary Course; Absence of Certain Changes, Events and Conditions . . . . . . . . . 27
    SECTION 3.9.     Litigation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 30
    SECTION 3.10.    Certain Interests . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 30
    SECTION 3.11.    Compliance with Laws  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 30
    SECTION 3.12.    Environmental and Other Permits and Licenses; Related Matters . . . . . . . . . . . . . . . . . . . 30
    SECTION 3.13.    Material Contracts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 32
    SECTION 3.14.    Intellectual Property . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 33
    SECTION 3.15.    Real Property . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 34
    SECTION 3.16.    Tangible Personal Property  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 36
    SECTION 3.17.    Acquired Assets . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 37
    SECTION 3.18.    Customers . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 37
    SECTION 3.19.    Suppliers . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 38
    SECTION 3.20.    Employment and Employee Benefit Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 38
    SECTION 3.21.    Representations and Warranties with Respect to Tax Matters  . . . . . . . . . . . . . . . . . . . . 44
    SECTION 3.22.    Insurance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 49

    SECTION 3.23.    Full Disclosure . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 49
    SECTION 3.24.    Brokers . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 50

ARTICLE IV     REPRESENTATIONS AND WARRANTIES OF PURCHASER . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 50
    SECTION 4.1.     Organization and Authority of Purchaser . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 50
    SECTION 4.2.     No Conflict . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 50
    SECTION 4.3.     Governmental Consents and Approvals . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 51
    SECTION 4.4.     Brokers . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 51
    SECTION 4.5.     Litigation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 51

ARTICLE V      ADDITIONAL AGREEMENTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 51

    SECTION 5.1.     Conduct of Business of the Division Prior to the Closing  . . . . . . . . . . . . . . . . . . . . . 51
    SECTION 5.2.     Access to Information . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 52
    SECTION 5.3.     Confidentiality . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 53
    SECTION 5.4.     Regulatory and Other Authorizations; Notices and Consents . . . . . . . . . . . . . . . . . . . . . 54
    SECTION 5.5.     Notice of Developments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 54
    SECTION 5.6.     Division Employees  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 55
    SECTION 5.7.     No Solicitation or Negotiation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 55
    SECTION 5.8.     Use of Intellectual Property  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 56
    SECTION 5.9.     Non-Competition . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 56
    SECTION 5.10.    Environmental Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 58
    SECTION 5.13.    This Section intentionally left blank . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 58
    SECTION 5.14.    Accounts Receivable . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 58
    SECTION 5.15.    Sewage Facility Notice  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 60
    SECTION 5.16.    Deed Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 60
    SECTION 5.17.    Receivables, Inventory and Encumbrances . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 60
    SECTION 5.18.    Further Action  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 60

ARTICLE VI     TAX MATTERS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 60
    SECTION 6.1.     Indemnification . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 60
    SECTION 6.2.     Tax Returns . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 61
    SECTION 6.3.     Refunds . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 61
    SECTION 6.4.     Contests  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 62
    SECTION 6.5.     Miscellaneous . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 62
    SECTION 6.6.     Additional Tax Agreements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 63
    SECTION 6.7.     Minimum Claim . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 64
    SECTION 6.8.     Section 338 Election  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 64

ARTICLE VII          CONDITIONS TO CLOSING . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 65
    SECTION 7.1.     Conditions to Obligations of Seller . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 65
    SECTION 7.2.     Conditions to Obligations of Purchaser  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 66

ARTICLE VIII   INDEMNIFICATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 68

    SECTION 8.1.     Survival of Representations and Warranties  . . . . . . . . . . . . . . . . . . . . . . . . . . . . 68
    SECTION 8.2.     Indemnification by Seller . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 69
    SECTION 8.3.     Indemnification by Purchaser  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 71
    SECTION 8.4.     Recourse Against Escrow Amount  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 72
    SECTION 8.5.     Tax Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 72
    SECTION 8.6.     Other Remedies  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 73
    SECTION 8.7.     Minimum Claim . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 73
    SECTION 8.8.     Maximum Claim . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 73

ARTICLE IX     TERMINATION AND WAIVER  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 73
    SECTION 9.1      Termination . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 73
    SECTION 9.2.     Effect of Termination . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 74
    SECTION 9.3.     Waiver  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 74

ARTICLE X      GENERAL PROVISIONS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 74
    SECTION 10.1.    Expenses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 74
    SECTION 10.2.    Notices . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 75
    SECTION 10.3.    Public Announcements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 76
    SECTION 10.4.    Headings  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 76
    SECTION 10.5.    Severability  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 76
    SECTION 10.6.    Assignment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 77
    SECTION 10.7.    No Third Party Beneficiaries  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 77
    SECTION 10.8.    Amendment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 77
    SECTION 10.9.    Governing Law . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 77
    SECTION 10.10.   Consent to Jurisdiction and Venue . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 77
    SECTION 10.11.   Counterparts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 78
    SECTION 10.12.   Specific Performance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 78
    SECTION 10.13.   Schedules and Exhibits  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 78
    SECTION 10.14.   Entire Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 78
    SECTION 10.15.   Delivery of Schedules . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 78

                                    EXHIBITS



Exhibit A        Form of Employment Agreement
Exhibit B        Form of Escrow Agreement
Exhibit C        Form of Purchaser Note
Exhibit D        Preliminary Allocation Schedule
Exhibit E        Form of Bill of Sale
Exhibit F        Form of Assignment and Assumption Agreements
Exhibit G        Form of Intellectual Property Agreement
Exhibit H        Form of Legal Opinion of Maloney, Gerra, Mehlman & Katz
Exhibit I        Form of Legal Opinion of Kirkpatrick & Lockhart LLP
Exhibit J        Form of Trademark License Agreement
Exhibit K        Form of Share Transfer Document

                                   SCHEDULES

Schedule I        Calculation of Net Working Capital
Schedule II       GTI-Ireland Receivables
Schedule 3.1      Foreign Qualifications
Schedule 3.2      No Conflict
Schedule 3.3      Governmental Consents and Approvals
Schedule 3.4      Financial Statements
Schedule 3.5      Liabilities
Schedule 3.6      Receivables
Schedule 3.7      Inventories
Schedule 3.8      Absence of Changes
Schedule 3.9      Litigation
Schedule 3.10     Certain Interests
Schedule 3.11     Compliance with Laws
Schedule 3.12(a)  Permits
Schedule 3.12(b)  Environmental Claims
Schedule 3.12(c)  Anticipated Environmental Claims
Schedule 3.12(d)  USTs
Schedule 3.12(e)  Existing Environmental Condition
Schedule 3.13     Material Contracts
Schedule 3.14     Intellectual Property
Schedule 3.15(a)  Owned Real Property
Schedule 3.15(b)  Leased Real Property
Schedule 3.16     Tangible Personal Property
Schedule 3.17     Acquired Assets
Schedule 3.18     Customers
Schedule 3.19     Suppliers
Schedule 3.20(a)  Division Employees
Schedule 3.20(b)  Employee Plans
Schedule 3.21     Tax Matters
Schedule 3.22     Insurance
Schedule 3.25     GTI-Ireland
Schedule 5.1(a)   Conduct of Business
Schedule 5.4(b)   Governmental and Other Consents
Schedule 5.8      Use of Intellectual Property
Schedule 6.2      Tax Returns

                            ASSET PURCHASE AGREEMENT



         ASSET PURCHASE AGREEMENT, dated as of December 16, 1995 by and among GTI CORPORATION, a Delaware corporation ("Seller"), COMPONENT
INTERTECHNOLOGIES, INC., a Delaware corporation ("Purchaser"), and COMPONENT IRELAND HOLDING CORPORATION, a Delaware corporation ("Holding").

                              W I T N E S S E T H:

         WHEREAS, Seller is engaged in, among other businesses, the business of developing, manufacturing, marketing and selling glass components, welded leads, glass-to-metal seals, welded resistor elements, pins and pinned arrays for the glass diode, resistor, automotive and component packaging markets, and application specific printed circuit boards for automotive and electrical lighting manufacturers, through a division of Seller known as its Electronic Components Group (the "Group") which directly operates manufacturing facilities in Hadley, Pennsylvania and Hartselle, Alabama indirectly operates a manufacturing facility in Abbeyfeale, Republic of Ireland, and has an office in San Diego, California; and

         WHEREAS, Seller owns 24,999 shares of GTI-Ireland Limited which operates the Group's manufacturing facility in Abbeyfeale, Republic of Ireland; and

         WHEREAS, G.S. O'B. Nominees Limited, as nominee for Seller, owns one
(1) share of GTI-Ireland representing the remaining outstanding issued share capital of GTI-Ireland (all of the issued and outstanding shares of GTI-Ireland, hereinafter the "Shares").

         WHEREAS, Purchaser desires to purchase from Seller, and Seller desires to sell to Purchaser certain assets and business of the Group (including the Shares, which are being acquired by Holding, a wholly-owned subsidiary of Purchaser) as a going concern all upon the terms and subject to the conditions set forth in this Agreement.

         NOW, THEREFORE, in consideration of the premises and the mutual agreements and covenants hereinafter set forth, Purchaser and Seller hereby agree as follows:

                                   ARTICLE I
                                  DEFINITIONS

         SECTION 1.1. Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings:

         "Action" means any claim, action, suit, arbitration, inquiry, proceeding or investigation by or before any Governmental Authority.

         "Acquired Assets" has the meaning specified in Section 2.1 of this Agreement; provided, however, for purposes of the representations and warranties in Article III, the term "Acquired Assets" also includes the assets of GTI-Ireland.

         "Acquisition" means the acquisition of the Acquired Assets by Purchaser and the related transactions and arrangements contemplated by this Agreement.

         "Adjustment Amount" has the meaning specified in Section 2.9 of this Agreement.

         "Adjustment Date" has the meaning specified in Section 2.9 of this Agreement.

         "Affiliate" means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.

         "Affiliated Group" means an affiliated group as defined in Section 1504 of the Code (or any analogous combined, consolidated or unitary group defined under any Tax Law) of which Seller is or has been a member.

         "Agreed Net Working Capital" means $4,555,000, the working capital of the Division as agreed by Purchaser and Seller which was determined in the manner described on Schedule I.

         "Agreement" or "this Agreement" means this Asset Purchase Agreement, dated as of the date set forth on the first page hereof, between Seller and Purchaser (including all of the Exhibits and Schedules hereto), and all amendments hereto made in accordance with the provisions of Section 10.8.

         "Assigned Uncollected Receivables" has the meaning specified in
Section 5.14(b) of this Agreement.

         "Assignment and Assumption Agreement" has the meaning specified in
Section 2.7.

         "Basket Amount" has the meaning specified in Section 8.7 of this Agreement.

         "Business" means the business of the Group of developing, manufacturing, marketing and selling (a) glass components, welded leads, glass-to-metal seals, welded resister elements, pins and pinned arrays for the glass diode, resister, automotive and component packaging markets and (b) application-specific printed circuit boards for automotive and electrical lighting manufacturers, and all other business which, prior to the date hereof, has been conducted by the Group and continues to be conducted by the Group on the date hereof.

         "Business Day" means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by law to be closed in The City of New York.

         "Cash Portion of the Purchase Price" has the meaning specified in
Section 2.3 of this Agreement.

         "CERCLA" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended through the date hereof.

         "CERCLIS" means the Comprehensive Environmental Response, Compensation and Liability Information System, as updated through the date hereof.

         "Closing"  has the meaning specified in Section 2.6 of this Agreement.

         "Closing Balance Sheet" means the audited balance sheet (including the related notes and schedules thereto) of the Division to be prepared pursuant to Section 2.9(a) and to be dated as of the date immediately preceding the Closing Date.

         "Closing Date" has the meaning specified in Section 2.6 of this Agreement.

         "Closing Net Working Capital" means the net working capital of the Division as of the date immediately preceding the Closing Date, derived from the Closing Balance Sheet and determined in the manner described in Schedule I.

         "Code " means the Internal Revenue Code of 1986, as amended through the date hereof.

         "Competitive Business" has the meaning specified in Section 5.9 of this Agreement.

         "Continuing Directors" means Donald Moore, Sean McHenry and Maurice
Dore.

         "control" (including the terms "controlled by" and "under common control with"), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise, including, without limitation, the ownership, directly or indirectly, of securities having the power to elect a majority of the board of directors or similar body governing the affairs of such Person.

         "De Minimis Tax" has the meaning specified in Section 6.7 of this Agreement.

         "Directors" means Sean McHenry, Gary Luick, Donald Moore and Maurice Dore.

         "Division" means the Group (and includes the Division Subsidiary) and the Business; provided, however, that such term shall not include Seller's Leesburg, Indiana facility previously operated as a part of the Group, nor any of the properties, assets or liabilities thereof.

         "Division Books and Records" means the inventory, asset, employee, personnel, maintenance, repair, financial, tax and other books, records, manuals, schedules and files of Seller and the Division Subsidiary relating to the Division, the Acquired Assets, the Division Employees and the Division Subsidiary, including without limitation, advertising materials, catalogues, price lists, correspondence, mailing lists, customer lists, supplier lists, photographs, production data, sales materials and records, purchasing materials, quality control records and procedures and, in the case of the Division Subsidiary, all corporate and stock books and records, in each case, in whatever form or medium such books and records are maintained.

         "Division Employees" means the employees of Seller or the Division Subsidiary, employed in the operation of the Division, as set forth on Schedule 3.20(a).

         "Division Subsidiary" means GTI-Ireland.

         "dollars" and "$" means the lawful currency of the United States of America.

         "Employee Plan" means any plan, contract, commitment, program, policy, arrangement, understanding or plan or practice providing benefits to any employee, former employee, director or agent of a Person (whether or not the Person maintains, contributes to, or is bound by any such plan, contract, commitment, program, policy, arrangement, understanding or practice), including, without limitation, (1) any "employee benefit plan" (within the meaning of Section 3(3) of ERISA), (2) any profit-sharing, deferred compensation, bonus, stock option, stock purchase, pension, retainer, consulting, retirement, severance, welfare or incentive plan, contract, commitment, program, policy, arrangement, understanding or practice, (3) any plan, contract, commitment, program, policy, arrangement, understanding or practice providing for "fringe benefits" or perquisites, including, without limitation, benefits relating to automobiles, clubs, vacation, child care, parenting, sabbatical or sick leave and medical, dental, hospitalization, life insurance and other types of insurance, (4) any pension plan covered by Title IV of ERISA or subject to the minimum funding standards of Section 214 of the Code, and (5) any multiemployer plan (within the meaning of Section 3(37) of ERISA).

         "Employment Agreement" means the Employment Agreement to become effective as of the Closing Date by and between Purchaser and Donald J. Moore, in the form of Exhibit A.

         "Encumbrance(s)" means any security interest, pledge, mortgage, lien (including, without limitation, environmental and tax liens), charge, encumbrance, adverse claim, preferential arrangement with a creditor or restriction of any kind, including, without limitation, any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership.

         "Environment" means surface waters, groundwaters, soil, subsurface strata and ambient air.

         "Environmental Claims" means any and all administrative, regulatory or judicial actions, suits, demands, demand letters, CERCLA Section 104(e) letters, PRP notices or letters, claims, liens, notices of non-compliance or violation, investigations, proceedings, consent orders or consent agreements relating in any way to any Environmental Law or any Environmental Permit (hereafter "Claims") including, without limitation, (a) any and all Claims by Governmental Authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law and
(b) any and all Claims by any Person seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from Hazardous Materials or arising from alleged injury or threat of injury to health, safety or the Environment.

         "Environmental Condition" means a condition relating to or arising or resulting from a failure to comply with any applicable Environmental Law or Environmental Permit or from a Release of Hazardous Materials into the Environment.

         "Environmental Laws" means any Law, now in effect, and any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, relating to the environment, health, safety or Hazardous Materials, including, without limitation, the CERCLA; the Resource Conservation and Recovery Act, 42 U.S.C. Sections 6901 et seq.; the
Hazardous Materials Transportation Act, 49 U.S.C. Sections 6901 et seq.; the Clean Water Act, 33 U.S.C. Sections 1251 et seq.; the Toxic Substances Control Act, 15 U.S.C. Sections 2601 et seq.; the Clean Air
Act, 42 U.S.C. Sections  7401 et seq.; the Safe Drinking Water Act, 42
U.S.C. Sections  300f et seq.; the Atomic Energy Act, 42 U.S.C.  Section
Section 2011 et seq.; the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. Sections 136 et seq.; and the Federal Food, Drug and Cosmetic
Act, 21 U.S.C. Sections  301 et seq.

         "Environmental Permits" means all permits, approvals, registrations, identification numbers, licenses and other authorizations required under any applicable Environmental Law.

         "ERISA" means the Employee Retirement Income Security Act of 1974 and the related regulations, in each case as amended as of the date hereof and as the same may be amended or modified from time to time.

         "ERISA Affiliate" means (1) any corporation which is a member of a controlled group of corporations within the meaning of Section 414(b) of the Code of which Seller is a member, (2) any trade or business (whether or not incorporated) which is a member of a group of trades or businesses under common control within the meaning of Section 414(c) of the Code of which Seller or the Division is a member, (3) any member of an affiliated service group within the meaning of Section 414(m) of the Code of which the Division, any corporation described in clause (1) above or any trade or business described in clause (2) above is a member or (4) any organization which is deemed to be a member of any of the foregoing by reason of IRS Regulations under Section 414(o) of the Code.

         "Escrow Account" has the meaning specified in Section 2.3 of this Agreement.

         "Escrow Agent" means LaSalle National Trust, N.A.

         "Escrow Agreement" means the Escrow Agreement to be executed on the Closing Date among Purchaser, Seller and the Escrow Agent, in the form of Exhibit B hereto.

         "Escrow Amount" means the amount deposited with and held by the Escrow Agent pursuant to the terms of this Agreement and the Escrow Agreement.

         "Estimated Adjustment Amount" has the meaning specified in Section 2.3(a) of this Agreement.

         "Estimated Closing Balance Sheet" means Seller's good faith estimate of the Closing Balance Sheet, to be prepared by Seller prior to the Closing and delivered to Purchaser pursuant to Section 2.6 of this Agreement.

         "Estimated Closing Net Working Capital" means Seller's good faith estimate of the Closing Net Working Capital, derived from the Estimated Closing Balance Sheet and determined in the manner described on Schedule I.

         "Excluded Liabilities" has the meaning specified in Section 2.2 of this Agreement.

         "Excluded Representations" has the meaning specified in Section 8.1 of this Agreement.

         "Financial Statements" has the meaning specified in Section 3.4 of this Agreement.

         "Financing Sources" means the lender, lenders and/or other providers of debt and/or equity financing to Purchaser in connection with the Acquisition.

         "Foreign Subsidiary" means any Subsidiary that is not created or organized in the United States or under the Laws of the United States, or any state thereof.

         "GAAP" means United States generally accepted accounting principles and practices as in effect as of the date of this Agreement and as of the Closing Date applied consistently by Seller throughout the relevant periods.

         "Governmental Authority" means any United States federal, state or local or any foreign government, governmental, regulatory or administrative authority, agency or commission or any court, tribunal, or judicial or arbitral body.

         "Governmental Order" means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

         "Groundwater Remediation Project" means the low profile type air stripper groundwater remediation system located at the Division's plant in Hadley, Pennsylvania.

         "Group" has the meaning specified in the recitals to this Agreement and includes the Division Subsidiary.

         "GTI-Ireland" means GTI-Ireland Limited, a limited liability company organized under the laws of the Republic of Ireland.

         "GTI-Ireland Receivables" means all Receivables of Seller from and all other Indebtedness payable to Seller by GTI-Ireland.

         "Hazardous Materials" means any materials or substances defined as or included in the definition of "hazardous substances", "hazardous wastes", "hazardous materials", "extremely hazardous wastes", "restricted hazardous wastes", "toxic substances", "toxic pollutants", "contaminants" or "pollutants", or words of similar import, under any applicable Environmental Law.

         "Holding" has the meaning specified in the Preamble of this Agreement.

         "Indebtedness" means, with respect to any Person, (a) all indebtedness of such Person, whether or not contingent, for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services except trade accounts payable and accrued liabilities that arise in the ordinary course of business, (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of Seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all obligations of such Person as lessee under leases that have been or should be, in accordance with GAAP, recorded as capital leases, (f) all obligations, contingent or otherwise, of such Person under acceptance, letter of credit or similar facilities, (g) all obligations of such Person to purchase, redeem, retire, defease or otherwise acquire for value any capital stock of such Person or any other Person or any warrants, rights or options to acquire such capital stock, valued, in the case of redeemable preferred stock, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends but only to the extent such obligation is payable (i) at a fixed or determinable date, whether by operation of a sinking fund or otherwise, (ii) at the option of any Person other than such Person or (iii) upon the occurrence of a condition not solely within the control of such Person, such as a redemption required to be made out of future earnings, (h) all Indebtedness of others referred to in clauses (a) through (f) above guaranteed directly or indirectly in any manner by such Person, or in effect guaranteed directly or indirectly by such Person through an agreement (i) to pay or purchase such Indebtedness or to advance or supply funds for the payment or purchase of such Indebtedness, (ii) to purchase, sell or lease (as lessee or lessor) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such Indebtedness or to assure the holder of such Indebtedness against loss, (iii) to supply funds to or in any other manner invest in the debtor (including any agreement to pay for property or services irrespective of whether such property is received or such services are rendered) or (iv) otherwise to assure a creditor against loss, and
(i) all Indebtedness referred to in clauses (a) through (f) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Encumbrance on property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness.

         "Indemnified Party" means either a Seller Indemnified Party or a Purchaser Indemnified Party, as the context so requires.

         "Independent Accounting Firm" has the meaning specified in Section 2.9 of this Agreement.

         "Intangible Personal Property" means the rights of Seller arising under or in connection with all agreements, including the Material Contracts, licenses, including the Licensed Intellectual Property, Owned Intellectual Property, leases, including the Leases, software and copyright licenses, permits, including the Permits, sale orders, purchase orders, guarantees, commitments and other intangible personal property of Seller, in each case, used by the Division in the operation of the Business.

         "Intellectual Property" means (a) inventions, whether or not patentable, whether or not reduced to practice, and whether or not yet made the subject of a pending patent application or applications, (b) national (including the United States) and multinational statutory invention registrations, patents, patent registrations and patent applications (including all reissues, divisions, continuations, continuations-in-part, extensions and reexaminations) and all rights therein provided by international treaties or conventions and all improvements to the inventions disclosed in each such registration, patent or application, (c) trademarks, service marks, trade dress, logos, trade names, brand names and corporate names, whether or not registered, including all common law rights, and registrations and applications for registration thereof, (d) copyrights (registered or otherwise) and registrations and applications for registration thereof, and all rights therein provided by international treaties or conventions, (e) computer software, including, without limitation, source codes, operating systems and specifications, data, data bases, files, documentation and other materials related thereto, data and documentation, (f) trade secrets and confidential, technical and business information, (g) whether or not confidential, technology (including know-how), manufacturing and production processes and techniques, research and development information, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information, (h) copies and tangible embodiments of all the foregoing, (i) all rights to obtain and rights to apply for patents, and to register trademarks and copyrights, and j) all rights to sue or recover and retain damages and costs and attorneys' fees for present and past infringement of any of the foregoing.

         "Intellectual Property Agreement" has the meaning specified in Section
2.7 of this Agreement.

         "Inventories " means all inventory, merchandise, finished goods, raw materials, work in process, packaging, supplies and similar personal property owned by Seller and held or stored by or for the Division, including the Division Subsidiary, for use in their operation of the Business as of a particular date and any prepaid deposits for any of the same at such date.

         "Irish Properties" means both freehold and leasehold properties together with all buildings erected thereon and other structures, facilities or improvements currently or hereafter located thereon including all fixtures and fittings owned by GTI-Ireland and located in Ireland and particulars of which are set forth in Schedule 3.15.

         "IRS" means the Internal Revenue Service of the United States.

         "Knowledge" with respect to Seller means (i) the actual knowledge of any director, officer or other person having supervisory or management responsibilities of Seller (including any officer or director of the Division Subsidiary and any other person having supervisory or management responsibilities for the Division), of a particular fact and (ii) imputed knowledge of any officer or director of the Division Subsidiary and any other person having supervisory or management responsibilities for the Division, of a particular fact. "Knowledge" with respect to Purchaser means the actual or imputed knowledge of any director, officer or other person having supervisory or management responsibilities of Purchaser, of a particular fact. Imputed knowledge of a particular Person with respect to a particular fact means that such Person would have had actual Knowledge of such fact except for the fact that such Person was grossly reckless in the performance of such Person's professional responsibilities.

         "Law" means any federal, state, local or foreign statute, law, ordinance, regulation, rule, code, order, other requirement or rule of law.

         "Leased Real Property" means the real property leased by Seller or the Division Subsidiary for use by the Division as tenant, together with, to the extent leased by Seller or the Division Subsidiary for use by the Division, all buildings and other structures, facilities or improvements currently or hereafter located thereon, all fixtures, systems, equipment and items of personal property attached or appurtenant thereto, and all easements, licenses, rights and appurtenances relating to the foregoing.

         "Leases" means, collectively, the lease agreements listed on Schedule 3.15(b) pursuant to which Seller or the Division Subsidiary leases the Leased Real Property.

         "Liabilities" means any and all debts (including all Indebtedness), liabilities and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured or determined or determinable, including, without limitation, those arising under any Law (including, without limitation, any Environmental Law), Action or Governmental Order and those arising under any contract, agreement, arrangement, commitment or undertaking.

         "Licensed Intellectual Property" means all Intellectual Property licensed or sublicensed to Seller or the Division Subsidiary from a third party for use by the Division, including but not limited to, all licenses with respect to all management information systems and software applications, including but not limited to, (i) the Division's Novell Netware 3.11 operating system, and (ii) Fourth Shift Manufacturing, Labor Card System, Manufacturing System and Impact Award software applications.

         "Loss" has the meaning specified in Section 8.2 of this Agreement.

         "Material Adverse Effect" means any circumstance, change in, or effect on, the Business, the Acquired Assets or the Division that, individually or in the aggregate (a) is, or is reasonably likely to be, materially adverse to the business, operations, assets or Liabilities, employee relationships, customer or supplier relationships, business or financial prospects, results of operations or the condition (financial or otherwise) of the Division, including the Division Subsidiary, taken as a whole or (b) is reasonably likely to materially adversely affect the ability of Purchaser to operate or conduct the Business in the manner in which it is currently operated or conducted by the Division.

         "Material Contracts" has the meaning specified in Section 3.13 of this Agreement.

         "Owned Intellectual Property" means all Intellectual Property in and to which Seller or the Division Subsidiary holds right, title and interest or has the right to acquire right, title and interest and which is used by the Division in the operation of the Business, including, but not limited to, the trade name GTI-Ireland but not including the trademark or trade name "GTI."

         "Owned Real Property" means the real property owned by Seller located in Hadley and Clarks Mills, Pennsylvania and described on Schedule 3.15(g), together with all buildings and other structures, facilities or improvements currently or hereafter located thereon, all fixtures, systems, equipment and items of personal property attached or appurtenant thereto and all easements, licenses, rights and appurtenances relating to the foregoing.

         "PBGC" means the U.S. Pension Benefit Guaranty Corporation.

         "Permits" has the meaning specified in Section 3.12 of this Agreement.

         "Permitted Encumbrances" means such of the following as to which no enforcement, collection, execution, levy or foreclosure proceeding shall have been commenced: (a) liens for taxes, assessments and governmental charges or levies not yet due and payable which are not in excess of the amount accrued therefor on the Reference Balance Sheet; (b) Encumbrances imposed by law, such as materialmen's, mechanics', carriers', workmen's and repairmen's liens and other similar liens arising in the ordinary course of business securing obligations that (i) are not overdue and (ii) are not in excess of $5,000 in the case of a single property or $25,000 in the aggregate at any time; (c) pledges or deposits to secure obligations under workers' compensation laws or similar legislation or to secure public or statutory obligations; and (d) with respect to Owned Real Property, minor survey exceptions, reciprocal easement agreements and other customary encumbrances on title to real property that (i) were not incurred in connection with any Indebtedness, (ii) do not render title to the property encumbered thereby unmarketable and (iii) do not, individually or in the aggregate, materially adversely affect the value or use of such property for its current and anticipated purposes.

         "Person" means any individual, partnership, firm, corporation, association, trust, unincorporated organization or other entity, as well as any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Securities Exchange Act of 1934, as amended.

         "Purchase Price" has the meaning specified in Section 2.3 of this Agreement.

         "Purchase Price Bank Account" means the following bank account of the
Seller:

                                 Union Bank
                                 San Diego Regional Office
                                 530 B Street, 4th Floor
                                 San Diego, California 92101

                                 Transit Routing Number: 122000496

                                 For Credit to:
                                 GTI Corporation
                                 Account Number: 4000132123

         "Purchaser" has the meaning specified in the Preamble to this Agreement.

         "Purchaser Indemnified Party" has the meaning specified in Section 8.2(a).

         "Purchaser Note" has the meaning specified in Section 2.3 of this Agreement.

         "Purchaser's Accountants " means Ernst & Young, L. L. P., independent accountants of Purchaser.

         "Real Property" means, collectively, the Leased Real Property and the Owned Real Property.

         "Receivables" means any and all accounts receivable, notes and other amounts receivable by Seller or the Division Subsidiary from third parties, including, without limitation, customers, arising from the conduct of the Business by the Division before the Closing Date. Receivables do not include the GTI-Ireland Receivables.

         "Reference Balance Sheet" has the meaning specified in Section 3.4 of this Agreement.

         "Regulations" means the Treasury Regulations (including Temporary Regulations) promulgated by the United States Department of Treasury with respect to the Code or other federal tax statutes.

         "Release" means disposing of, discharging, injecting, spilling, leaking, leaching, dumping, emitting, escaping, emptying, seeping, placing and the like of any Hazardous Materials into or upon any land or water or air or otherwise entering into the Environment.

         "Restricted Period" has the meaning specified in Section 5.9 of this Agreement.

         "Return" or "Tax Return" means any return, declaration, report, claim or refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

         "Sale of Purchaser" means a transaction effecting a sale of all the outstanding voting securities of Purchaser, a sale of all or substantially all of Purchaser's assets, or a merger or consolidation of Purchaser in which Purchaser is not the surviving entity, in each case, consummated by a third party which, immediately prior to such transaction, was not an Affiliate of Purchaser.

         "Secretary"  means G.S. O'B.  Registrars Limited.

         "Seller" has the meaning specified in the preamble to this Agreement.

         "Seller Indemnified Party" has the meaning specified in Section 8.3 of this Agreement.

         "Seller's Accountants" means Arthur Andersen & Co., independent accountants of Seller.

         "Share Transfer Forms" has the meaning specified in Section 2.7(a) of this Agreement.

         "Shares" has the meaning specified in the recitals to this Agreement.

         "Subsidiary" means with respect to any Person, any other Person in which such first Person has a direct or indirect voting equity or voting ownership interest equal to or in excess of 50%.

         "Tangible Personal Property" has the meaning specified in Section 3.16 of this Agreement.

         "Tax" or "Taxes" means (a) any and all taxes, fees, levies, duties, tariffs, imposts, and other charges of any kind (together with any and all interest, penalties, additions and additional amounts imposed with respect thereto) imposed by any government or taxing authority, including, without limitation: taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, disability, workers' compensation, unemployment compensation, natural resources, occupation or net worth; taxes or other charges in the nature of excise, withholding, advance corporate, ad valorem, stamp, transfer, value added, alternative minimum, all-on minimum, estimated severance, premium, environmental, or gains taxes or other tax of any kind whatsoever; license, registration and documentation fees; and customs duties, tariffs, and similar charges and (b) liability for the payment of any amounts of the type described in clause (a) arising as a result of being (or ceasing to be) a member of any Affiliated Group (or being included (or required to be included) in any Tax Return relating thereto); and (c) liability for the payment of any amounts of the type described in clause (a) as a result of any express or implied obligation to indemnify or otherwise assume or succeed to the liability, or pay any amount in respect of the Taxes, of any other person.

         "Tax Returns" or "Returns" means returns, declarations, reports, claims for refund, information returns or other documents (including any related or supporting schedules, statements or information) and including any amendment thereof filed or required to be filed in connection with the determination, assessment or collection of Taxes or the administration of any laws, regulations or administrative requirements relating to any Taxes.

         "Third Party Claims" has the meaning specified in Section 8.2 of this Agreement.

         "Trademark License Agreement" has the meaning specified in Section 5.8(c) of this Agreement.

         "Transaction Documents" has the meaning specified in Section 8.1 of this Agreement.

         "USTs" has the meaning specified in Section 3.12 of this Agreement.

         "WARN" has the meaning specified in Section 3.20 of this Agreement.

                                   ARTICLE II

                               PURCHASE AND SALE

         SECTION 2. 1. Purchase and Sale of Acquired Assets.

         (a) Purchase and Sale of Acquired Assets. Upon the terms and subject to the conditions of this Agreement, Seller agrees to sell, assign, transfer, convey and deliver to Purchaser (except the Shares which are being sold, assigned, transferred, conveyed and delivered to Holding), free and clear of all Encumbrances whatsoever (except as expressly provided herein), and Purchaser agrees to purchase and accept from Seller, on the Closing Date, all of the right, title and interest of Seller, as of the close of business on the day immediately preceding the Closing Date, in, to and under all of the assets and Business comprising the Division including, without limitation, the following assets (collectively the "Acquired Assets"):

                  (i) the Inventories;

                  (ii) the Tangible Personal Property;

                  (iii) the Intangible Personal Property;

                  (iv) the Shares and all other shares of capital stock or equity interests, if any, in the Division Subsidiary;

                  (v) the Owned Real Property and Seller's interest in the Leased Real Property;

                  (vi) the Division Books and Records;

                  (vii) all prepaid expenses of the Division and security deposits with respect to the Leases or any other Acquired Assets;

                  (viii) the Receivables;

                  (ix) the GTI-Ireland Receivables;

                  (x) causes of action, lawsuits, judgments, claims and demands of any nature available to or being pursued by Seller with respect to the Division or ownership, use, function or value of any of the Acquired Assets;

                  (xi) cash held by GTI-Ireland in an amount at least equal to $250,000; and

                  (xii) to the extent not described above, all other assets comprising the Division.

         (b) Excluded Assets. The following assets used in the Business of the Division (collectively the "Excluded Assets") shall be retained by Seller, and shall not be assigned or transferred to Purchaser:

                  (i) the trademark or trade name "GTI" except that the trademark or trade name "GTI-Ireland" shall be licensed to the Division Subsidiary pursuant to a Trademark License Agreement substantially in the form of Exhibit J annexed hereto;

                  (ii) Seller's Leesburg, Indiana facility, including any of the properties, assets or liabilities thereof,

                  (iii) all of the personal property of Seller at Seller's headquarters in San Diego, California which are used in connection with the Business; and

                  (iv) all cash of the Division in excess of $250,000.

         SECTION 2.2. Liabilities Assumed by Purchaser: Excluded Liabilities.

         (a) In connection with its purchase of the Acquired Assets, as of the close of business on the date immediately preceding the Closing Date, Purchaser shall assume and agree to pay, perform and discharge as they come due only the following Liabilities of the Division and no other liabilities (collectively the "Assumed Liabilities"):

                  (i) the accounts payable of the Division reflected on the Closing Balance Sheet incurred in the ordinary course of business of the Division prior to the Closing Date;

                  (ii) the accrued expenses of the Division reflected on the Closing Balance Sheet incurred in the ordinary course of business of the Division prior to the Closing Date; provided, however, that there shall be excluded therefrom any amounts in excess of $160,000 accrued by Seller or the Division Subsidiary for the Division with respect to employee medical benefit plans of Seller or the Division Subsidiary for the Division Employees; and

                  (iii) the Liabilities and obligations of Seller or GTI-Ireland incurred in the ordinary course of business of the Division prior to the Closing Date and existing on the Closing Date, under the agreements, leases, licenses, permits, purchase orders, commitments and other items of Intangible Personal Property included in the Acquired Assets, but only to the extent the rights and benefits thereunder are legally and validly assigned or otherwise transferred or conveyed to Purchaser.

         (b) Notwithstanding anything to the contrary set forth in this Agreement, (i) all Liabilities other than the Assumed Liabilities (the "Excluded Liabilities") shall be retained by the Seller, and (ii) Seller shall convey, transfer and assign the Acquired Assets to Purchaser and the Shares to Holding, in each case free and clear of all Encumbrances and without any assumption by Purchaser or Holding of any Liabilities or obligations of Seller whatsoever. In addition, neither Holding nor Purchaser shall be responsible for any Liabilities of the Division Subsidiary other than the Assumed Liabilities relating to the Division Subsidiary and Seller shall indemnify and hold harmless Purchaser and its Affiliates (including, but not limited to, Holding) from any Loss incurred by Purchaser or any such Affiliate on account of any Liabilities of the Division Subsidiary other than the Assumed Liabilities relating to the Division Subsidiary. The limitations on indemnification included in Section 8.7 shall not apply to any claim for indemnification under this Section 2.2(b). In all other respects any claim for indemnification pursuant to this Section 2.2(b) shall be governed by the provisions applicable to indemnification in Article VIII. Excluded Liabilities shall include, but are not limited to:

                 (i) any Liability for Taxes arising out of the operation of the Division or the ownership of the Acquired Assets and the assets of the Division Subsidiary for all periods up until the close of business on the day immediately preceding the Closing Date (other than in the case of Taxes of Seller, payroll, property and sales and use Taxes and, in the case of Taxes of the Division Subsidiary, payroll and property Taxes, but in each case only to the extent such Taxes are reflected on the Closing Balance Sheet and in the case of such Taxes of Seller in an aggregate amount not to exceed $10,000) and, except as expressly provided herein, any Liability of Seller or any Affiliate of Seller for Taxes arising in connection with the transfer of the Acquired Assets or the consummation of the Acquisition;

                 (ii) any Liability occurring or relating to any period prior to the Closing Date, arising under or in connection with or by reason of the Real Property or the real property owned or leased by the Division Subsidiary or arising thereunder in connection with the consummation of the Acquisition;

                 (iii) any Liability for professional fees, costs and expenses incurred by Seller or theDivision Subsidiary pursuant to or in connection with this Agreement;

                 (iv) any Liability or obligation arising out of any breach of warranty, product liability, breach of contract (including any Lease), tort, infringement or violation of Law in connection with the operation of the Division, the ownership of the Acquired Assets or the assets of the Division Subsidiary;

                 (v) any Liability of Seller or the Division Subsidiary arising out of any Environmental Claim, Environmental Condition, violation of Environmental Law or violation of Environmental Permit, relating to any period or any condition existing prior to the Closing Date, including without limitation any Liability arising out of or relating to the Groundwater Remediation Project provided that subject to the provisions of clause
         (viii) of this Section 2.2(b) Purchaser shall operate the Groundwater Remediation Project in accordance with the work plan and plans and specifications as approved or permitted by the Pennsylvania Department of Environmental Protection;

                 (vi) any Liability or obligation of Seller to or in connection with any Division Employee (including any employee of the Division Subsidiary) or other employee of Seller or the Division Subsidiary arising, occurring or relating to any period up until the close of business on the day immediately preceding the Closing Date, including any Liability arising under any Employee Plan of Seller or the Division Subsidiary or pursuant to which any employee of Seller or the Division Subsidiary is entitled to benefits; provided that (A) Purchaser shall assume up to $160,000 of accrued expenses of Seller as reflected on the Closing Balance Sheet in connection with the employee medical benefit plans of Seller or the Division Subsidiary for the Division Employees and (B) the Division Subsidiary shall retain Liabilities under the Employee Plans of the Division Subsidiary listed on Schedule 3.20 incurred in the ordinary course of business of the Division Subsidiary prior to the Closing Date and existing on the Closing Date;

                 (vii) any and all Liabilities relating to or arising out of the ownership of Seller's Leesburg, Indiana facility which comprises a part of the Group;

                 (viii) any and all Liabilities relating to or arising out of the operation of the Groundwater Remediation Project to the extent the costs of such operation in the regular operation thereof exceed $100,000 (subject to annual increase at a rate commensurate with increases in the U.S. Consumer Price Index for Pittsburgh, Pennsylvania) in any calendar year; and

                 (ix) any and all Liabilities related in any way to the operations or assets of Seller which are not part of the Business or the Acquired Assets as of the Closing Date.

         SECTION 2.3. Purchase Price.

         Subject to the adjustment set forth in this Section 2.3 and in Section 2.9, the aggregate purchase price for the Acquired Assets (the "Purchase Price") shall be the sum of (i) twelve million five hundred thousand dollars ($12,500,000) plus (ii) the amount of the Assumed Liabilities. The Purchase Price shall be paid by Purchaser at the Closing as follows:

         (a) in cash by wire transfer of immediately available funds an amount equal to twelve million dollars ($12,000,000) (the "Cash Portion of the Purchase Price") payable as follows:

                  (i) to the Purchase Price Bank Account, an amount equal to eleven million seven hundred fifty thousand dollars ($11,750,000) less the amount, if any, by which the Agreed Net Working Capital exceeds the Estimated Closing Net Working Capital (such excess, if any, being the "Estimated Adjustment Amount"); provided, however, the amount paid to the Purchase Price Bank Account pursuant to this Section 2.3(a)(i) shall not be less than $11,750,000 unless the Agreed Net Working Capital is greater than the sum of the Estimated Closing Net Working Capital plus $75,000; and

                  (ii) to an interest bearing escrow account with the Escrow Agent (the "Escrow Account"), two hundred fifty thousand dollars ($250,000), to be held in accordance with the terms of Section 2.10 of this Agreement and the Escrow Agreement; and

         (b) issuance and delivery by Purchaser to Seller of a promissory note in the form of Exhibit C in the principal amount of five hundred thousand dollars ($500,000) (the "Purchaser Note").

         SECTION 2.4. The Purchaser Note.

         (a) The Purchaser Note shall (i) bear simple interest at the rate of eight percent (8 %) per annum, payable semi-annually in arrears, (ii) mature and become due and payable in full on the earlier of (A) the date that is three (3) years following the date of issuance or (B) the closing date of any Sale of Purchaser, (iii) be subordinate and junior in right of payment to all indebtedness incurred by Purchaser to the Financing Sources, on terms acceptable to the Financing Sources and Seller, and (iv) be prepayable, at the option of Purchaser, at any time in whole or in part, without penalty or premium.

         (b) Purchaser shall have the right, at its option exercisable by three
(3) days written notice to Seller, to recover immediately, but after deducting or giving effect to any amounts theretofore recovered by Purchaser from the Escrow Account or otherwise, (i) any and all amounts with respect to which there has been a final determination that a Purchaser Indemnified Party is entitled to indemnification from Seller under this Agreement and (ii) any and all amounts required to be paid by Seller to Purchaser pursuant to the closing adjustment provided in Section 2.9(c) hereof, in either case by offset against any amounts then owing under the Purchaser Note. Any such amounts so offset against the Purchaser Note shall be applied first against accrued and unpaid interest thereon and second against the principal thereof.

         SECTION 2.5. Allocation of Purchase Price. Purchaser and Seller agree that the Purchase Price of the Division shall be allocated among the acquired assets as described in Exhibit D, which allocation is intended to be in compliance with Section 1060 of the Code. Within fifteen (15) days after the date the Closing Balance Sheet is deemed final pursuant to Section 2.9, Seller shall prepare and deliver to Purchaser a final allocation schedule consistent with Exhibit D. Purchaser and Seller agree that no portion of the Purchase Price shall be allocated to Seller's covenants contained in Section
5.9. Purchaser, Seller and, to the extent required, the Division Subsidiaries will file all Tax Returns (including amended returns and claims for refund) and information reports in a manner consistent with such allocation. Nothing in this Agreement shall be construed to mean that a party hereto or other Person
(a) must use, for any one or more purposes, any price or other allocation set forth or provided for in this Agreement if any such party or Person reasonably believes or reasonably is advised in writing by its professional advisor that such use is not in accordance with Law or (b) must make or file or cooperate in the making or filing of any Tax Return or report to any Governmental Authority in any manner that such party or Person reasonably believes or reasonably is advised is not in accordance with Law.

         SECTION 2.6.     Closing.

         (a) Upon the terms and subject to the conditions of this Agreement, the sale and purchase of the Division contemplated by this Agreement shall take place at a closing (the "Closing") to be held at the offices of Winston & Strawn, 200 Park Avenue, New York, New York 10166 at 9:00 a.m. December 21, 1995 or at such other place or at such other time as Purchaser and Seller may mutually agree upon in writing (the day on which the Closing takes place being the "Closing Date").

         (b) On the Business Day immediately preceding the Closing Date, Seller will deliver to Purchaser the Estimated Closing Balance Sheet together with a certificate of Seller's Chief Financial Officer that such balance sheet represents Seller's good faith estimate of the Closing Balance Sheet and was in all material respects prepared in accordance with the requirements of this Agreement.

         (c) Notwithstanding the time of the Closing on the Closing Date, the parties agree that the Closing shall be deemed to have occurred from and after the close of business on the day immediately preceding the Closing Date.

         SECTION 2.7. Closing Deliveries by Seller. At the Closing, Seller shall deliver or cause to be delivered to Purchaser or Purchaser's nominee:

         (a) Share Transfer Forms (the "Share Transfer Forms") in the form of Exhibit K annexed hereto with respect to transfer of the Shares duly executed by the registered holders thereof in favor of the Purchaser or as it may direct together with the related share certificates or, in the case of any lost share certificate, an indemnity in lieu thereof in terms satisfactory to the Purchaser;

         (b) such waivers or consents as the Purchaser may require to enable the Purchaser or its nominees to be registered as holders of the Shares and in particular a waiver by the Seller and G.S. O'B. Nominees Limited, as nominee for Seller, of the provisions of the Articles of Association of the Division Subsidiary;

         (c) documentation necessary to cause such persons as the Purchaser may nominate to be validly appointed as additional Directors of the Division Subsidiary and upon such appointment forthwith cause the Directors (other than the Continuing Directors) and the Secretary of the Division Subsidiary to retire from their respective offices and as employees, each delivering to the Purchaser a letter under seal acknowledging that the person so retiring has no claim outstanding for compensation for loss of office, redundancy, unfair dismissal or otherwise howsoever;

         (d) all the statutory and other books (duly written up to date) of the Division Subsidiary and their certificates of incorporation and common seals;

         (e) a duly executed Bill of Sale in the form of Exhibit E transferring to Purchaser good and marketable title to all of the Tangible Personal Property included in the Acquired Assets, free and clear of all Encumbrances

         (f) duly executed counterparts of one or more Assignment and Assumption Agreements in the form of Exhibit F (the "Assignment and Assumption Agreements") assigning to Purchaser all of Seller's right, title and interest in, to and under each of the contracts, leases and other items comprising the Intangible Personal Property (except to the extent transferred under the Intellectual Property Agreement), together with the consents of any third parties which are required to make each such assignment effective as to such third parties;

         (g) a duly executed counterpart of an Intellectual Property Agreement (the "Intellectual Property Agreement") in the form of Exhibit G sufficient to assign to Purchaser all of Seller's right, title and interest in, to and under the Owned Intellectual Property and the Licensed Intellectual Property;

         (h) documents or instruments of title to all vehicles (and other items of Tangible Personal Property, the ownership of which is evidenced by documents or instruments of title) included in the Acquired Assets duly endorsed for transfer to Purchaser;

         (i) a receipt for the Cash Portion of the Purchase Price and the Purchaser Note;

         (j)     a duly executed counterpart of the Escrow Agreement;

         (k) a general warranty deed with respect to the Owned Real Property and an assignment of leases with respect to the Leased Real Property;

         (1)     a duly executed counterpart of the Trademark License
Agreement;

         (m) the opinions, certificates and other documents required to be delivered pursuant to Section 7.2; and

         (n) such other instruments of sale. transfer, conveyance and assignment as Purchaser and its counsel may reasonably request.

         SECTION 2.8.     Closing Deliveries by Purchaser.

         (a) At the Closing, Purchaser shall deliver or cause to be delivered to Seller:

                 (i)      the Cash Portion of the Purchase Price;

                 (ii)     the Purchaser Note, duly executed by Purchaser;

                 (iii) duly executed counterparts of the Assignment and Assumption Agreements, and the Intellectual Property Agreements;

                 (iv)     a duly executed counterpart of the Escrow Agreement;

                 (v) a duly executed counterpart of the Trademark License Agreement;

                 (vi) the opinions, certificates and other documents required to be delivered pursuant to Section 7.1; and

                 (vii) such other instruments of sale, transfer, conveyance and assignment as Seller and its counsel may reasonably request.

         (b) At the Closing, in accordance with Section 2.10 of this Agreement and the Escrow Agreement, Purchaser shall deliver or cause to be delivered to Escrow Agent the Escrow Amount.

         SECTION 2.9.     Post Closing Adjustment.

         (a) Closing Balance Sheet. As promptly as practicable, but in any event within sixty (60) calendar days following the Closing Date, Purchaser shall deliver to Seller (i) the Closing Balance Sheet, together with a report thereon of Purchaser's Accountants stating that the Closing Balance Sheet fairly presents the financial position of the Division as of the Closing Date
(A) in conformity with GAAP applied on a basis consistent with the preparation of the Reference Balance Sheet and consistent with historic first-in, first-out valuation and (B) in accordance with the requirements of this Agreement, (ii) a reasonably detailed explanation of any material differences between the Closing Balance Sheet and the Estimated Closing Balance Sheet and the reasons therefor, and (iii) a statement of the calculation of Closing Net Working Capital (the "Net Working Capital Calculation");

         (b)     Disputes.

                 (i) Subject to clause (ii) of this Section 2.9(b), the Closing Balance Sheet and the Net Working Capital Calculation delivered by Purchaser to Seller shall be deemed to be and shall be final, conclusive and binding on the parties hereto.

                 (ii) Seller may dispute any amounts reflected on the Closing Balance Sheet and the Net Working Capital Calculation but only on the basis that the amounts reflected on the Closing Balance Sheet and the Net Working Capital Calculation were not arrived at in accordance with GAAP applied on a basis consistent with the preparation of the Reference Balance Sheet; provided, however, that Seller shall have notified Purchaser and Purchaser's Accountants in writing of each disputed item, specifying the amount thereof in dispute and setting forth, in reasonable detail, the basis for such dispute, within twenty (20) Business Days of Purchaser's delivery of the Closing Balance Sheet and the Net Working Capital Calculation to Seller. In the event of such a dispute, Seller's Accountants and Purchaser's Accountants shall attempt to reconcile their differences, and any resolution by them as to any disputed amounts shall be final, conclusive and binding on the parties hereto. If Seller's Accountants and Purchaser's Accountants are unable to reach a resolution with such effect within twenty (20) Business Days after receipt by Purchaser and Purchaser's Accountants of Seller's written notice of dispute, Seller's Accountants and Purchaser's Accountants shall submit the items remaining in dispute for resolution to a "Big 6" firm of independent accountants mutually acceptable to Seller and Purchaser or, if Purchaser and Seller cannot agree on such a firm or if such firm shall decline to act, to another "Big 6" firm designated by the President of The American Institute of Certified Public Accountants (either of such firms being referred to herein as the "Independent Accounting Firm"), which shall, within thirty (30) Business Days after such submission, determine and report to Purchaser and Seller upon such remaining disputed items, and such report shall be final, conclusive and binding on Seller and Purchaser. The fees and disbursements, of the Independent Accounting Firm shall be allocated between Seller and Purchaser in the same proportion that the aggregate amount of such remaining disputed items so submitted to the Independent Accounting Firm that is unsuccessfully disputed by Seller and Purchaser (as finally determined by the Independent Accounting
         Firm) bears to the total amount of such remaining disputed items so submitted.

                 (iii) The Purchaser shall provide Seller and Seller's Accountants full access to the books and records of Purchaser to the extent required by Seller in order to verify the information in the Closing Balance Sheet and the Net Working Capital Calculation. In addition, to the extent information required to prepare the Closing Balance Sheet or the Net Working Capital Calculation is included in books and records of Seller that are not part of the Division Books and Records, the

         Seller shall, at mutually agreeable times, provide Purchaser or Purchaser's Accountants full access to such information and the opportunity to discuss such information with Seller's Accountants or the Seller's chief financial officer.

         (c) Adjustment. The Closing Balance Sheet and the Net Working Capital Calculation shall be deemed final for the purposes of this Section 2.9 upon the date (the "Adjustment Date") that is the earliest of (i) the failure of Seller to notify Purchaser of a dispute within twenty (20) Business Days after Purchaser's delivery of the Closing Balance Sheet to Seller, (ii) pursuant to Section 2.9(b)(ii), by Purchaser's Accountants and Seller's Accountants and (iii) the resolution of all disputes, pursuant to Section 2.9(b)(ii), by the Independent Accounting Firm. The amount, if any, by which the Agreed Net Working Capital exceeds the Closing Net Working Capital is hereinafter referred to as the "Adjustment Amount." In the event the Agreed Net Working Capital is greater than the sum of the Closing Net Working Capital plus $75,000 and the Adjustment Amount exceeds the Estimated Adjustment Amount, Purchaser shall deliver written notice to the Escrow Agent and Seller specifying the amount of such excess (unless the Cash Portion of the Purchase Price was not reduced by the Estimated Adjustment Amount pursuant to Section 2.3(a)(i) hereof in which case Purchaser shall deliver written notice to the Escrow Agent and Seller specifying the excess of the Agreed Net Working Capital over the Closing Net Working Capital), and the Escrow Agent shall, within two
(2) Business Days of its receipt of such notice and in accordance with the terms of the Escrow Agreement, pay to Purchaser the aggregate amount of excess specified in such notice out of the Escrow Account by wire transfer in immediately available funds; provided, however, in the event that such excess exceeds the amount in the Escrow Account, Purchaser may, at its option (but without duplication), (x) set off the amount by which such excess exceeds the amount in the Escrow Account against the amounts owing under the Purchaser Note, and/or (y) request in writing payment of such amount directly from Seller, in which case, Seller shall, within two (2) Business Days after receipt of such written request, pay to Purchaser by wire transfer in immediately available funds an amount equal to the amount by which such excess exceeds the amount in the Escrow Account. In the event the Cash Portion of the Purchase Price was reduced by the Estimated Adjustment Amount pursuant to Section 2.3(a)(i) hereof and the Adjustment Amount is less than the Estimated Adjustment Amount (i) within two (2) Business Days after such determination has become final, conclusive and binding, Purchaser shall pay to Seller the amount of such shortfall by wire transfer of immediately available funds.

         SECTION 2. 10.   Escrow.  At the Closing, Seller and Purchaser shall
enter into the Escrow Agreement with the Escrow Agent. In accordance with the terms hereof and of the Escrow Agreement, Purchaser shall deposit the Escrow Amount into the Escrow Account to be held, managed and paid out by the Escrow Agent in accordance with the terms of the Escrow Agreement. In the event of an adjustment pursuant to Section 2.9(c) hereof, the Escrow Agent shall make payment to the Purchaser as provided in Section 2.9(c). In addition, if, at any time there has been a final determination that any amounts are owed by Seller to a Purchaser Indemnified Party in accordance with Article VI or VIII hereof, Purchaser shall instruct Escrow Agent (with notice to Seller) to pay such amounts to Purchaser out of the Escrow Account and Escrow Agent shall make such payment in accordance with the terms of the Escrow Agreement.

All of the fees and expenses of the Escrow Agent incurred pursuant to the Escrow Agreement shall be paid by Purchaser.


                                  ARTICLE III

                         REPRESENTATIONS AND WARRANTIES
                                   OF SELLER

            As an inducement to Purchaser to enter into this Agreement, Seller hereby represents and warrants to Purchaser as follows:

         SECTION 3. 1.    Organization, Authority and Qualification.

         (a) Seller is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation and has all necessary corporate power and authority to own, operate or lease the properties and assets which comprise the Division and to carry on the Business of the Division as it has been and is currently conducted. Seller is duly licensed or qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which the Division operates the Business, all of which jurisdictions are set forth on Schedule 3.1 hereof. Seller has full power and authority (i) to execute, deliver and perform this Agreement and the other Transaction Documents to which it is a signatory, and (ii) to perform its respective obligations hereunder and thereunder. All corporate actions taken by Seller have been duly authorized and approved by Seller's Board of Directors and, if required under the Delaware General Corporation Law, Seller's stockholders. True and correct copies of the Certificate of Incorporation and By-laws of Seller, each as in effect on the date hereof, have been delivered to Purchaser. This Agreement has been, and upon their execution the Transaction Documents of which Seller is a signatory shall have been, duly executed and delivered by Seller and this Agreement constitutes, and upon their execution each of the Transaction Documents to which Seller is a party will constitute, a legal, valid and binding obligation of Seller enforceable against Seller in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy and insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally.

         (b) GTI-Ireland is a limited liability company duly organized, validly existing and in good standing under the laws of the Republic of Ireland. True and correct copies of the Memorandum of Association and Articles of Association, each in effect on the date hereof, have been delivered to Purchaser. The total authorized share capital of GTI-Ireland is IRL.l,000,000 divided into 1,000,000 shares of IRL.1 each. As of the date hereof, 25,000 Shares are issued and outstanding, all of which Shares are validly issued, fully paid and nonassessable and of which 24,999 are owned beneficially and of record by Seller, free and clear of all Encumbrances and one (1) share is owned beneficially and of record by G. S. O'B. Nominees Limited as nominee for Seller. None of the issued and outstanding Shares of GTI-Ireland were issued in violation of any preemptive rights or similar rights arising under the laws of the Republic of Ireland. There are no options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the capital stock of GTI-Ireland, directly or indirectly, obligating Seller or GTI-Ireland to issue or sell any shares of capital stock of, or any other interest in, GTI-Ireland. There are no outstanding contractual obligations of GTI-Ireland to repurchase, redeem or otherwise acquire any Shares or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person. Upon consummation of the transactions contemplated by this Agreement, Purchaser will acquire good, valid, beneficial and marketable title to the Shares of GTI-Ireland. There are no voting trusts, stockholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the shares of capital stock of GTI-Ireland. There are no Subsidiaries of Seller engaged in the Business other than GTI-Ireland and no portion of the Business is conducted through or by any Person other than Seller and GTI-Ireland. Neither Seller nor any Subsidiary of Seller has any direct or indirect equity interest in any other corporate or other entities conducting any portion of the Business or having any right, title or interest in or to any of the Acquired Assets.

         SECTION 3.2. No Conflict. Assuming the making and obtaining of all filings, notifications, consents, approvals, authorizations and other actions described in Schedule 3.3, the execution, delivery and performance by Seller of this Agreement and the Transaction Documents to which Seller is a party do not and will not (a) violate, conflict with or result in the breach of any provision of the Certificate of Incorporation or By-laws (or other organizational documents) of Seller or the Division Subsidiary (b) conflict with or violate (or cause an event which is reasonably likely to have a Material Adverse Effect as a result of) any Law or Governmental Order applicable to Seller, the Division Subsidiary or any of the Acquired Assets, or
(c) except as set forth in Schedule 3.2 hereof, conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, or result in the creation of any Encumbrance on any of the Acquired Assets pursuant to, any note, bond, mortgage or indenture, contract, agreement, lease, sublease, license, permit, franchise or other instrument or arrangement to which Seller or the Division Subsidiary is a party or by which any of the Acquired Assets or any of such assets or properties is bound or affected.

         SECTION 3.3. Governmental Consents and Approvals. The execution, delivery and performance of this Agreement and the Transaction Documents to which Seller is a signatory do not and will not require on the part of Seller or the Division Subsidiary any consent, approval, authorization or other order of, action by, filing with or notification to any Governmental Authority, except as described in Schedule 3.3 hereof.

         SECTION 3.4.     Financial Information, Books and Records and
Operating Data.

         (a) Attached as Schedule 3.4 hereto are true and complete copies of the unaudited Balance Sheets of the Group as of December 31, 1991, December 31, 1992, December 31, 1993, December 31, 1994 and September 30, 1995 (the balance sheet dated December 31,

1994 is hereinafter referred to as the "Reference Balance Sheet") and the unaudited statements of operations of the Division for each of the four years ended December 31, 1994 and the nine (9) months ended September 30, 1995 (collectively, the "Financial Statements"). The Financial Statements (i) were prepared by Seller in accordance with the books of account and other financial records of the Division; (ii) present fairly the financial condition and results of operations of the Division as of the respective dates thereof and for the periods covered thereby; (iii) have been prepared in accordance with GAAP applied on a basis consistent with the past practices of Seller for the Division; and (iv) include all adjustments (consisting only of normal recurring accruals) that are necessary for a fair presentation of the financial condition of the Division and the results of operations of the Division as of the dates thereof or for the periods covered thereby; provided, however, that the Financial Statements are subject to normal year-end adjustments and lack complete footnotes and other presentation items in conformity with GAAP.

         (b) The books of account and other financial records of the Division (i) reflect all material items of income and expense and all assets and Liabilities of the Division, (ii) are in all material respects complete and correct, and do not contain or reflect any material inaccuracies or discrepancies, and (iii) have been maintained in accordance with good business and accounting practices in all material respects.

         SECTION 3.5. No Undisclosed Liabilities. The Division has no Liabilities other than Liabilities (i) reflected on the Reference Balance Sheet, (ii) disclosed in Schedule 3.5 hereof, (iii) incurred in the ordinary course of the Business, consistent with the past practices of the Division and which do not and are not reasonably likely to have a Material Adverse Effect. Reserves are reflected on the balance sheets included in the Financial Statements in amounts that have been established on a basis consistent with the past practices of the Division and in accordance with GAAP.

         SECTION 3.6.     Receivables.     Schedule 3.6 hereof sets forth an
aged list of the Receivables of the Division as of November 30, 1995, showing separately those Receivables that, as of such date, had been due and outstanding (a) 25 days or less, (b) 26 to 55 days, (c) 56 to 85 days, (d) 86 to 115 days and (e) more than 115 days. Except as set forth on Schedule 3.6, all such Receivables arose from the sale of Inventory or services to Persons not affiliated with Seller and in the ordinary course of the Business consistent with past practice and custom of the Division, constitute or will constitute, as the case may be, only valid, undisputed claims of Seller not subject to valid claims of set-off or other defenses or counterclaims other than normal cash discounts accrued in the ordinary course of the Business consistent with past practice. Subject to the amounts of normal and customary reserves for doubtful accounts, all such Receivables are or will be good and collectible and have been collected by Seller prior to or will be collected by Purchaser, without resort to litigation or extraordinary collection activity, within one hundred twenty (120) days after the Closing Date.

         SECTION 3.7.     Inventories.

         (a) Subject to amounts reserved therefor on the Reference Balance Sheet as adjusted for operations and transactions through the Closing Date consistent with the past practice and custom of Seller for the Division, the values at which all Inventories are carried on the Reference Balance Sheet reflect Seller's historical inventory valuation policy for the Division of stating such Inventories at the lower of cost (determined using the first-in, first-out method for substantially all Inventories) or market value. Seller or the Division Subsidiary has good and marketable title to the Inventories free and clear of all Encumbrances. Except as set forth on Schedule 3.17, the Inventories do not consist of, in any material amount in excess of the reserve, items that are obsolete, damaged or slow-moving; and the Inventories do not consist of any items held on consignment. Neither Seller nor the Division Subsidiary is under any obligation or liability with respect to accepting returns of items of Inventory or merchandise in the possession of its customers other than as set forth in Schedule 3.7. Except in the ordinary course of the Business consistent with past practice, no clearance or extraordinary sale of the Inventories has been conducted since the date of the Reference Balance Sheet. Neither Seller nor the Division Subsidiary has acquired or committed to acquire or manufacture Inventory for sale which is not of a quality and quantity usable in the ordinary course of the Business and consistent with past practice, nor has Seller or the Division Subsidiary changed the price of any Inventory except for (i) price reductions to reflect any reduction in the cost thereof to Seller or the Division Subsidiary, (ii) reductions and increases responsive to normal competitive conditions and consistent with past sales practices; and (iii) increases to reflect any increase in the cost thereof to Seller or the Division Subsidiary. Schedule 3.7 is a complete list of the addresses of all warehouses and other facilities in which the Inventories are located.

         (b) Subject to the reserve, the Inventories are in good and merchantable condition, are suitable and usable for the purposes for which they are intended and are in a condition such that they can be sold in the ordinary course of the Business consistent with past practice.

         SECTION 3.8. Conduct in the Ordinary Course; Absence of Certain Changes, Events and Conditions. Since December 31, 1994. except as disclosed on Schedule 3.8 or specifically contemplated by this Agreement, the business of the Division has been conducted in the ordinary course and consistent with past practice. As amplification and not in limitation of the foregoing, except as disclosed in or specifically contemplated by this Agreement, or in the ordinary course of the Business consistent with past practice of Seller and the Division Subsidiary, since such date, neither Seller nor the Division Subsidiary has, with respect to the Division or any Acquired Assets:

         (a) amended or terminated any contract lease or license listed on any schedule attached hereto, or the rights thereunder;

         (b) permitted or allowed any material assets or properties (whether tangible or intangible) to be subjected to any Encumbrance, other than Permitted Encumbrances and Encumbrances that will be released at or prior to the Closing;

         (c) discharged or otherwise obtained the release of any material Encumbrance or paid or otherwise discharged any material Liability;

         (d) suffered any Material Adverse Effect or the occurrence of any event or events which, individually, or in the aggregate, has or have had, or should reasonably be expected to have, a Material Adverse Effect;

         (e) made any loan to, guaranteed any Indebtedness of or otherwise incurred any Indebtedness on behalf of any Person;

         (f) failed to pay any creditor any material amount owed to such creditor upon the later of when such amount became due or within the applicable grace period;

         (g) redeemed any of the capital stock of the Division Subsidiary or declared, made or paid any dividends or distributions (whether in cash, securities or other property) to the holders of capital stock of the Division Subsidiary;

         (h) made any material changes in the customary methods of operations, including, without limitation, practices and policies relating to manufacturing, purchasing, Inventories, marketing, selling and pricing;

         (i) made any capital expenditure or commitment for any capital expenditure in excess of twenty-five thousand dollars ($25,000) individually or one hundred thousand dollars ($100,000) in the aggregate;

         (j) issued any purchase orders or otherwise agreed to make any purchases involving exchanges in value in excess of twenty-five thousand dollars ($25,000) individually or one hundred thousand ($100,000) in the aggregate;

         (k) sold, transferred, leased, subleased, licensed or otherwise disposed of any properties or assets, real, personal or mixed (including,
without limitation, leasehold interests and intangible   assets);

         (1) entered into any agreement, arrangement or transaction with any of its directors, officers, employees or shareholders (or with any relative, beneficiary, spouse or Affiliate of such Person);

         (m)     (i)      granted any material increase, or announced any
material increase, in the wages, salaries, compensation, bonuses, incentives, pension or other benefits payable by Seller or the Division Subsidiary to any of its employees, including, without limitation, any increase or change pursuant to any Employee Plan or (ii) established or increased or promised to increase any material benefits under any Employee Plan, in either case except as required by Law;

         (n) written down or written up (or failed to write down or write up in accordance with GAAP consistent with past practice) the value of any Inventories or Receivables or revalued any material assets;

         (o) amended, terminated, canceled or compromised any material claims or waived any other material rights;

         (p) made any change in any method of accounting or accounting practice or policy other than such changes as are required by GAAP;

         (q) accelerated or discounted the collection of Receivables, nor delayed the payment of accounts payable, and collection and payment of such Receivables and accounts payable, respectively, have at all times been made in the ordinary course of business;

         (r) failed, in any material respect, to maintain the Acquired Assets in accordance with good business practice and in good operating condition and repair;

         (s) allowed any Permit or Environmental Permit to lapse or terminate or failed to renew any such Permit or Environmental Permit or any insurance policy that is scheduled to terminate or expire within forty-five
(45) calendar days of the Closing Date;

         (t)     incurred any Indebtedness for borrowed money;

         (u) terminated, discontinued, closed or disposed of any plant, facility or other material business operation, or laid off employees, or implemented any early retirement, separation or program providing early retirement window benefits within the meaning of Section 1.401(a)-4 of the Regulations or announced or planned any such action or program for the future in each case for more than twenty (20) employees;

         (v) disclosed any secret or confidential Intellectual Property (except by way of issuance of a patent) or permitted to lapse or become abandoned any material Intellectual Property (or any registration or grant thereof or any application relating thereto) to which, or under which, Seller or the Division Subsidiary has any right, title, Interest or license;

         (w) made any material express or deemed election or settled or compromised any material liability, with respect to Taxes;

         (x) suffered any casualty loss or damage with respect to any of the Acquired Assets which in the aggregate have a replacement cost of more than twenty-five thousand dollars ($25,000) whether or not such loss or damage shall have been covered by insurance;

         (y) agreed, whether in writing or otherwise, to take any of the actions specified in this Section 3.8 or granted any options to purchase, rights of first refusal, rights of first offer or any other similar rights or commitments with respect to any of the actions specified in this Section 3.8, except as expressly contemplated by this Agreement.

         SECTION 3.9. Limitation. Except as set forth in Schedule 3.9 (which, with respect to each Action disclosed therein, sets forth the parties and nature of the proceeding), there are no Actions by or against the Division (or by or against Seller or any Affiliate of Seller relating to the Business or the Division), or affecting any of the Acquired Assets, pending before any Governmental Authority or, to Seller's Knowledge, threatened to be brought by or before any Governmental Authority. None of the matters disclosed in
Schedule 3.9 has or has had or is reasonably likely to have a Material Adverse Effect or could affect the legality, validity or enforceability of this Agreement or the consummation of the transactions contemplated hereby. Except as set forth in Schedule 3.9, neither Seller, any Affiliate of Seller, the Division nor any of the Acquired Assets is subject to any Governmental Order, (nor to Seller's Knowledge, is any such Governmental Order threatened to be imposed by any Governmental Authority) relating to or affecting the Division or the Acquired Assets.

         SECTION 3.10. Certain Interests. Except as disclosed in Schedule 3.10, neither Seller, the Division, any other Affiliate of Seller, nor any officer or director of Seller or the Division and, to the Knowledge of Seller, no relative or spouse (or relative of such spouse) who resides with, or is a dependent of, any such Person: (a) has any direct or indirect financial interest in any competitor, supplier or customer of the Division, or (b) owns, directly or indirectly, in whole or in part, or has any other interest in any tangible or intangible property which the Division uses or has used in the conduct of the Business or otherwise.

         SECTION 3.11.    Compliance with Laws.  Except as disclosed in
Schedule 3.11, the Business of the Division is and has been conducted in all material respects in accordance with all Laws and Governmental Orders applicable thereto and neither Seller nor the Division Subsidiary is in violation of any such Law or Governmental Order, except violations which are not material to the Division or the Business. Neither Seller nor the Division Subsidiary has received notice of violation of any Law applicable to the Division's operation of the Business.

         SECTION 3.12. Environmental and Other Permits and Licenses: Related Matters.

         (a) Except as set forth on Schedule 3,12(a), Seller and the Division Subsidiary, currently hold all the health and safety and other permits, licenses, authorizations, certificates, exemptions and approvals of Governmental Authorities, including, without limitation, Environmental Permits, necessary or proper for the current use, occupancy and operation by the Division of each Acquired Asset, the Groundwater Remediation Project and the conduct of the Business (collectively, "Permits"), and all such Permits are in full force and effect, all of which Permits are listed on Schedule 3.12(a). Neither Seller nor the such Division Subsidiary has received any notice from any Governmental Authority revoking, canceling, rescinding, materially modifying or refusing to renew any Permit or providing written notice of violations under any

Law. The Division is in compliance, in all material respects, with the Permits and the requirements of the Permits. Schedule 3.12(a) identifies all Permits that will require reissuance by or the consent of any Governmental Authority in connection with the consummation of the transactions contemplated by this Agreement.

         (b) (i) Hazardous Materials have not been Released or treated on and have not been generated, used, handled or stored on, or transported to or from, any Real Property (or, to Seller's Knowledge, any property adjoining any Real Property), except in compliance with all applicable Environmental Laws;
(ii) Seller and the Division Subsidiary have disposed of all wastes, including those wastes containing Hazardous Materials, in compliance with all applicable Environmental Laws and Environmental Permits; (iii) except as described in
Schedule 3.12(b), there are no past, pending or, to Seller's Knowledge. threatened Environmental Claims against Seller or the Division Subsidiary relating to any Real Property and neither Seller nor the Division Subsidiary has received any notice of any such Environmental Claims; (iv) no Real Property and, to Seller's Knowledge, no property adjoining any Real Property, is listed or proposed for listing on the National Priorities List under CERCLA or on the CERCLIS or any analogous state or foreign list of sites requiring investigation or cleanup; and (v) neither Seller nor the Division Subsidiary has transported or arranged for the transportation of any Hazardous Materials to any location that is listed or proposed for listing on the National Priorities List under CERCLA or on the CERCLIS or any analogous state or foreign list or which is the subject of any Environmental Claim.

         (c) Except as set forth on Schedule 3.12(c), there are no circumstances with respect to any Real Property or other Acquired Assets or the operation of the Business which could reasonably be anticipated (i) to form the basis of an Environmental Claim against Seller or the Division Subsidiary (or following the Closing, Purchaser) or relating to any Real Property or Acquired Asset or (ii) to cause such Real Property or Acquired Asset to be subject to any restrictions on ownership, occupancy, use or transferability under any applicable Environmental Law.

         (d) Except as set forth on Schedule 3.12(d), there are not now and never have been any underground storage tanks, as such term is defined in the Resource Conservation and Recovery Act, as amended, and the regulations promulgated thereunder ("USTs"), located on any Real Property or, to Seller's Knowledge, on any property adjoining any Real Property.

         (e) Except as disclosed in Schedule 3.12(e), there is no existing practice, action or activity of Seller or the Division and no existing condition of the Acquired Assets or the Business which will give rise to any civil or criminal Liability under, or violate or prevent compliance with, or result in any Environmental Claim under, any applicable Environmental Law or any applicable health, occupational safety or other similar Law.

         SECTION 3.13.    Material Contracts.

         (a) Schedule 3.13 lists each of the following contracts and agreements (including, without limitation, oral arrangements) of Seller or the Division Subsidiary relating to the Division (such contracts and agreements, together with all contracts, agreements, leases and subleases concerning the management or operation of any Real Property including, without limitation, brokerage contracts listed or otherwise disclosed in Schedule 3.15 and all agreements relating to Intellectual Property set forth in Schedule 3.14, being "Material Contracts"):

                 (i) each contract and agreement for the purchase of Inventory, spare parts, other materials or personal property with any supplier or for the furnishing of services to the Division or otherwise related to the Business under the terms of which the
         Division: (A) is reasonably likely to pay or otherwise give consideration of more than five thousand dollars ($5,000) in the aggregate during the calendar year ending 1995, (B) is reasonably likely to pay or otherwise give consideration of more than fifteen thousand dollars ($15,000) in the aggregate over the remaining term of such contract and (C) cannot be canceled by the Division without penalty or further payment and without more than thirty (30) days notice;

                 (ii) each contract and agreement for the sale of Inventory or other personal property or for the furnishing of services by the Division which: (A) is reasonably likely to involve consideration of more than five thousand dollars ($5,000) in the aggregate during the calendar year ending 1995, (B) is reasonably likely to involve consideration of more than fifteen thousand dollars ($15,000) in the aggregate over the remaining term of the contract or (C) cannot be canceled by the Division without penalty or further payment and without more than thirty (30) days notice;

                 (iii) all broker, distributor, dealer, manufacturer's representative, franchise, agency, sales promotion, market research, marketing, consulting and advertising contracts and agreements;

                 (iv) all management contracts and contracts with independent contractors or consultants (or similar arrangements);

                 (v)      all contracts and agreements with any Governmental
         Authority;

                 (vi) any agreement for the employment of any individual by or for the Division on a full-time, consulting or other basis;

                 (vii) all contracts and agreements that limit or purport to limit the ability of the Division to compete in any line of business or with any Person or in any geographic area or during any period of time;

                 (viii) all contracts and agreements between or among Seller or the Division Subsidiary and an Affiliate of Seller;

                 (ix) all contracts and agreements providing for benefits under any Employee Plan;

                 (x) a letter of intent between Seller and MagneTek Inc. providing for purchases through December 31, 1996 by MagneTek Inc. from the Division of circuit boards having an aggregate purchase price of not less than one million dollars ($1,000,000), which letter of intent has not been rescinded or modified in any way; and

                 (xi) all other contracts and agreements, whether or not made in the ordinary course of the Business, which are material to the Division or the conduct of the Business or the absence of which could have a Material Adverse Effect.

         For purposes of this Section 3.13 and Sections 3.14, 3.15 and 3.16, the term "lease" shall include any and all leases, subleases, sale/leaseback agreements or similar arrangements.

         (b)     Except as disclosed in Schedule 3.13, each Material Contract:
(i) is valid and binding on Seller or the Division Subsidiary, as applicable, and to Seller's Knowledge, on the other respective parties thereto and is in full force and effect and (ii) upon consummation of the transactions contemplated by this Agreement, shall continue in full force and effect without penalty or other adverse consequence. Seller or the Division Subsidiary, as applicable, is not, and to Seller's Knowledge, no other party thereto is, in material breach of, or material default under, any Material Contract.

         (c) Except as disclosed in Schedule 3.13, to Seller's Knowledge there is no contract, agreement or other arrangement granting any Person any preferential right to purchase, other than in the ordinary course of the Business consistent with past practice, any of the Acquired Assets.

         (d) Seller has heretofore delivered to Purchaser true, correct and completed copies of each Material Contract and all material ancillary documents pertaining thereto.

         SECTION 3.14.    Intellectual Property.

         (a) Schedule 3.14 sets forth a true and complete list of all Owned Intellectual Property and a true and complete list of all Licensed Intellectual Property, including any license or sublicense thereof. Except as otherwise described in Schedule 3.14, in each case where a registration or application for registration listed in Schedule 3.14, is held by assignment, the assignment has been duly recorded with the United States Patent and Trademark Office, or in the case of any foreign registration or application for registration, with the proper Governmental

Authority in such foreign jurisdiction. Except as disclosed in Schedule 3.14, to Seller's Knowledge the rights of Seller or the Division Subsidiary in or to such Intellectual Property do not conflict with or infringe on the rights of any other Person, and neither Seller nor the Division Subsidiary has received any claim or written notice from any Person, to such effect.

         (b) Except as disclosed in Schedule 3.14: (i) all the Owned Intellectual Property is owned by Seller or the Division Subsidiary free and clear of any Encumbrance, (ii) Seller or such Division Subsidiary has the right, pursuant to valid and enforceable licenses, to use the Licensed Intellectual Property in the manner in which the Licensed Intellectual Property is currently being used, and (iii) no Actions have been made or asserted or are pending (nor, to Seller's Knowledge has any such Action been threatened) against Seller or a Division Subsidiary either (A) based upon or challenging or seeking to deny or restrict the use of any of the Intellectual Property or (B) alleging that any services provided or products sold by the Division are being provided or sold in violation of any patents or trademarks, or any other similar rights of any Person. To Seller's Knowledge, no Person is using any patents, copyrights, trademarks, service marks, trade names, trade secrets or similar property that are confusingly similar to the Owned Intellectual Property or that infringe upon the Owned Intellectual Property or upon the rights of Seller or the Division Subsidiary therein. Except as disclosed in
Schedule 3.14. neither Seller nor the Division Subsidiary has granted any license or other right to any other Person with respect to the Owned Intellectual Property. The consummation of the transactions contemplated by this Agreement will not result in the termination or impairment of any of the Owned Intellectual Property or any of the rights of Seller or the Division Subsidiary in any of the Licensed Intellectual Property.

         (c) The Intellectual Property described in Schedule 3.14 constitutes all the Intellectual Property used, held or currently intended to be used by the Division in the conduct of the Business and there are no other items of Intellectual Property that are material to the Division or the Business.

         SECTION 3.15. Real Property. Seller holds good and marketable fee simple title with respect to Owned Real Property and Seller or a Division Subsidiary has a good and valid leasehold estate in and to the Leased Real Property leased for use by the Division free and clear of all Encumbrances except Permitted Encumbrances.

         (a) Schedule 3.15(a) lists: (i) the street address of each parcel of Owned Real Property and (ii) the date on which each parcel of Owned Real Property was acquired.

         (b) Schedule 3.15(b) lists: (i) the street address of each parcel of Leased Real Property and (ii) the identity of the lessor, lessee and current occupant (if different from lessee) of each such parcel of Leased Real Property.

         (c) Seller has delivered to Purchaser true and complete copies of all Leases listed in Schedule 3.15(b) and any and all material ancillary documents pertaining thereto. Each such Lease is legal, valid, binding, enforceable and in full force and effect, except as enforceability may be limited by applicable bankruptcy and insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally, and such lease or sublease will not cease to be legal, valid, binding, enforceable and in full force and effect on terms identical to those currently in effect as a result of the consummation of the transactions contemplated by this Agreement, nor will the consummation of the transactions contemplated by this Agreement constitute a breach or default under such Lease or otherwise give the landlord a right to terminate such Lease.

         (d) The Real Property is zoned to permit the uses for which the Real Property is currently being used. The present uses of Real Property and the current operations of the facilities, do not violate, in any material respect, any provision of any applicable building codes, subdivision regulations, fire regulations, health regulations or Environmental Laws. Each parcel of Real Property is separately assessed from all other properties for purposes of ad valorem taxation.

         (e) There are no condemnation proceedings or eminent domain proceedings of any kind pending or, to Seller's Knowledge, threatened against the Real Property.

         (f) The rental set forth in each Lease is the actual rental being paid, and there are no separate agreements or understandings with respect to the same.

         (g) Seller has no Knowledge of any facts indicating a material defect in the structural integrity of any of the buildings or improvements located on any Real Property or in the systems and/or equipment currently being used therein which has not been disclosed to Purchaser in writing.

         (h) No labor has been performed or material furnished for the Real Property for which Seller or the Division Subsidiary has not heretofore paid and for which payment is past due.

         (i) There exists (and to Seller's Knowledge there will be no material changes in) full and adequate utility service and vehicular, pedestrian access and other rights and easements to the Real Property necessary for the ownership, operation, maintenance and use of the Real Property by the Purchaser in a manner consistent with the current use of the Real Property by the Seller.

         (j) GTI-Ireland has in its possession or under its control all of the deeds and documents necessary to prove title to the Irish Properties, and these title documents are properly stamped.

         (k) There are no planning applications relating to the Irish Properties which have been submitted by or on behalf of GTI-Ireland to the relevant Local Authority and in respect of which no decision has been given or which is the subject matter of any pending appeal to An Bord Pleanala.

         (1) The Irish Properties are not affected by any special amenity area order, preservation order, conservation order or any other order under the Planning Acts.

         (m) The Irish Properties are not subject to any adverse estate, right, interest, covenant, restriction, stipulation, easement, option, right of preemption, wayleave, profit-a-prendre, license or other right or informal arrangement in favor of any third party (whether in the nature of a public or private right or obligation) and none is in the course of being acquired, and there is no agreement or commitment to give or create any of the foregoing, and none has been proposed or is necessary to permit the owner or occupier of any adjoining land to gain access to his land or to comply with fire regulations or to repair and maintain any buildings or other erections on his land, and where any of the foregoing have been disclosed in Schedule 3.15 no breach thereof has occurred, and all rights of light, air and support are enjoyed fully as of right.

         (n) Where the title to the Irish Properties or any part thereof is unregistered, no event has occurred in consequence of which compulsory registration should have been effected under the provisions of the Registration of Title Act, 1964.

         (o) Where the title to the Irish Properties or any part thereof is registered in the Land Registry, GTI-Ireland is registered with an absolute freehold or leasehold title thereof, none of the burdens specified in sections 59,72 and 73 of the Registration of Title Act, 1964 affect the same and there have been no deaths or voluntary transfers on such title within the past 12 and 10 years, respectively.

         (p) No part of the Irish Properties comprises a family home within the meaning of the Family Home Protection Act, 1976 and, in respect of any portion of the title to the Irish Properties where the same is unregistered, there have been no conveyances within the meaning of the said Act made on or since July 12, 1976 where either a spouse's prior written consent was required unless (if so required) such spouse's prior written consent was obtained.

         SECTION 3.16     Tangible Personal Property.

         (a) Schedule 3.16 lists the items or distinct groups of equipment, supplies, furniture, fixtures, personalty, vehicles and other tangible personal property (the "Tangible Personal Property") used in the Business or owned or leased by Seller or the Division Subsidiary and located at the locations set forth in Schedule 3.15. The Tangible Personal Property constitutes all of the personalty of the types and categories listed on Schedule 3.16, used in or necessary, in all material respects, in the conduct of the Business as it has been historically conducted and is currently conducted by the Division.

         (b) Seller has delivered to Purchaser true and complete copies of all leases and subleases for Tangible Personal Property and any and all material ancillary documents pertaining thereto. Each such lease or sublease is legal, valid, binding, enforceable and in full force and effect, except as enforceability may be limited by applicable bankruptcy and insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally, and such lease or sublease will not cease to be legal, valid, binding, enforceable and in full force and effect on terms identical to those currently in effect as a result of the consummation of the transactions contemplated by this Agreement, nor will the consummation of the transactions contemplated by this Agreement constitute a breach or default under such lease or sublease or otherwise give the lessor a right to terminate such lease or sublease.

         SECTION 3.17.    Acquired Assets.

         (a) Except as disclosed on Schedule 3.17, Seller (or in the case of Acquired Assets owned or leased by GTI-Ireland, GTI-Ireland) owns, leases or licenses or otherwise has the legal right to use all of the Acquired Assets, including without limitation, the Owned Intellectual Property, the Licensed Intellectual Property, the Owned Real Property, the Leased Real Property, and the Tangible Personal Property, and enjoys the right to the benefits of all of the other Intangible Personal Property, including without limitation, the Material Contracts. Seller (or in the case of Acquired Assets owned or leased by GTI-Ireland, GTI-Ireland) has good and marketable title to or in the case of leased or subleased Acquired Assets, valid and subsisting leasehold interests in the Acquired Assets, free and clear of all Encumbrances, except (i) as disclosed in Schedule 3.17 and (ii) Permitted Encumbrances.

         (b) The Acquired Assets constitute all the properties, assets and rights used in the Business or held by the Division in connection with the conduct of the Business. The Acquired Assets constitute all of the properties, assets and rights as are necessary in the conduct of the Business as presently conducted. Except as set forth in Schedule 3.17, at all times Seller has caused the Acquired Assets taken as a whole to be maintained in accordance with good business practice, and all of the Acquired Assets taken as a whole are, in all material respects (i) in good operating condition and repair, ordinary wear and tear excepted, (ii) capable of operating at or near rated capacity and
(iii) suitable for the purposes for which they are used and intended to be used. There are no Acquired Assets with a book value in excess of ten thousand dollars ($10,000) that are idle or not currently in productive use.

         (c) Following the consummation of the transactions contemplated by this Agreement, Purchaser will continue to own, pursuant to good and marketable title, or lease, under valid and subsisting leases, or otherwise retain its respective interest in the Acquired Assets without incurring any penalty or other adverse consequence, including, without limitation, any increase in rentals, royalties, or licenses or other fees imposed as a result of, or arising from, the consummation of the transactions contemplated by this Agreement. Immediately following the Closing, Purchaser shall have access to all documents, books, records, agreements and financial data of any sort used in the conduct of the Business by the Division.

         SECTION 3.18. Customers. Listed in Schedule 3.18 are the names and addresses of the Division's fifteen (15) largest Customers and the amount of sales for the nine (9) month period ended September 1995. Except as set forth in Schedule 3.18, Seller has not received any actual notice or has any valid reason to believe that any customer of the Division listed in Schedule 3.18 has ceased, or will cease, to use the products, equipment, goods or services of the

Division, or has substantially reduced, or will substantially reduce, the use of such products, equipment, goods or services at any time.

         SECTION 3.19. Suppliers. Listed in Schedule 3.19 are the names and addresses of the twelve (12) largest suppliers from which the Division ordered raw materials, supplies, merchandise and other goods during the nine (9) month period ended September 1995 and the amount for which each such supplier invoiced Seller during such period. Seller has not received any actual notice or has any valid reason to believe that any such supplier will not sell raw materials, supplies, merchandise and other goods to Purchaser at any time after the Closing Date on terms and conditions substantially similar to those used in its current sales to the Division, subject only to general and customary price increases.

         SECTION 3.20.    Employment and Employee Benefit Matters.

         (a) Employment and Labor Relations. Schedule 3.20(a) contains a correct and complete list of all Division Employees, including with respect to each such Division Employee, (i) current wage or salary and other material terms of compensation; (ii) number of years of employment with Seller or a Division Subsidiary, (iii) position or title; (iv) facility or location assigned to; and (v) status, (full or part-time). Neither Seller nor the Division Subsidiary is a party to any collective bargaining, employment, labor or similar agreement (other than any Employee Plans), whether written or oral, which relates to the Division Employees. Except as set forth in Schedule 3.20(a) with respect to any Division Employee:

                 (i) there is no unfair labor practice charge or complaint against Seller or the Division Subsidiary pending or to Seller's Knowledge, threatened before the National Labor Relations Board or any other Governmental Authority;

                 (ii) there has not occurred nor, to Seller's Knowledge, has there been threatened, a labor strike, request for representation, work slowdown or stoppage or lockout;

                 (iii) there has not been any representation, claim or petition pending before or, to Seller's Knowledge, threatened to be brought before the National Labor Relations Board or any other Governmental Authority;

                 (iv) no charges are pending before or, to Seller's Knowledge, threatened to be brought before the Equal Employment Opportunity Commission or any state, local or foreign agency or any Governmental Authority responsible for the prevention of unlawful employment practices;

                 (v) no claim relating to employment is pending in any federal, state or local court or in or before any other adjudicatory body and, to Seller's Knowledge, no such claims have been threatened;

                 (vi) Neither Seller nor the Division Subsidiary has received notice of the intent of any federal, state, local or foreign agency responsible for the enforcement of labor or employment Regulations to conduct an investigation of or relating to the Division, and no such investigation is in progress;

                 (vii) Seller and the Division Subsidiary have paid in full to all Division Employees all wages, salaries, commissions, bonuses, benefits and other compensation due and payable to or on behalf of such employees; and

                 (viii) Neither Seller nor the Division Subsidiary is a party to, or otherwise bound by, any Governmental order relating to the Division Employees.

         (b)     Employee Plans - General.

                 (i) Schedule 3.20(b) is a correct and complete list of all Employee Plans covering Division Employees including a brief description of the benefits provided thereunder. Except to the extent disclosed in Schedule 3.20(c) concerning the Division Subsidiary's liability to contribute to any pension or related death or disability scheme to or in respect of Division Employees employed by the Division Subsidiary in respect of service after Closing, Purchaser shall not, as a result of or in connection with the Acquisition or Purchaser's employment of any of the Division Employees following the Closing, assume or become liable for any Liability or obligation whatsoever, arising under or relating to, any Employee Plan.

                 (ii) Except to the extent disclosed in Schedule 3.20(c) concerning the Division Subsidiary's liability to contribute to any pension or related death or disability scheme to or in respect of Division Employees employed by the Division Subsidiary in respect of service after Closing, no event has occurred with respect to any Employee Plan which has given rise to or could give rise to the imposition of any Encumbrance on any of the Acquired Assets, including without limitation, pursuant to any provision of the Code or ERISA, or which has given rise to or could give rise to any claim against or Liability of Purchaser following the Closing.

         (c)     Employee Plans - Division Subsidiary.

                 (i) Schedule 3.20(c)(i) contains a complete and accurate list and a fair summary description of all existing pension and death benefit schemes (the "Pension Schemes") and sickness, disability or related benefit schemes (the "Related Benefit Schemes") of the Division Subsidiary.

                 (ii) With the exception of the Pension Schemes and the Related Benefit Schemes, there are not in existence nor has any proposal been announced to establish any retirement, death, sickness, disability or other benefit schemes for officers or employees or any dependent of any of them, nor are there any obligations to, or in respect of, present or former officers or employees or any dependent of any of them with regard to retirement, death or disability to which the Division Subsidiary is a party or pursuant to which the Division Subsidiary is or may become liable to make payments, and no pension, retirement or sickness gratuity is currently being paid or has been promised by the Division Subsidiary to or in respect of any former Director or former employee or any dependent of any of them.

                 (iii) The Pension Schemes are exempt approved schemes within the meaning of Section 16 of the Irish Finance Act, 1972 and neither the Seller nor the Division Subsidiary is aware of any reason why the said exempt approved status might be withdrawn.

                 (iv) True copies of all the trust deeds, rules and other material documents constituting and governing the Pension Schemes are listed in Schedule 3.20(c)(iv) and have been delivered to the Purchaser and, except as may be expressed otherwise therein, such documents are up-to-date and satisfactory to ensure continued treatment of the Pension Schemes as exempt approved schemes as aforesaid.

                 (v) True copies of all explanatory booklets, announcements and other communications to employees relating to the Pension Schemes and the Related Benefit Schemes are listed in Schedule 3.20(c)(v) and have been delivered to the Purchaser, and the Division Subsidiary has no obligation under the Pension Schemes or the Related Benefit Schemes in respect of any present or former officer or employee or any dependent of any of them other than under the documents listed in Schedule 3.20(c)(iv) and Schedule 3.20(c)(v).

                 (vi) The Purchaser has been notified of the basis on which the Division Subsidiary contributes to the Pension Schemes and the Related Benefit Schemes.

                 (vii) The membership data and related information supplied to the Purchaser in connection with the Pension Schemes and the Related Benefit Schemes and listed in Schedule 3.20(c)(vii) is true, complete and accurate in all material respects.

                 (viii) All contributions and expenses due under the Pension Schemes and the Related Benefit Schemes up to the Closing Date have been paid. The contributions and expenses payable to the Pension Schemes have been applied in accordance with the provisions thereof and the trusts upon which they are to be held.

                 (ix) Each of the Pension Schemes is registered with the Pensions Board as required by the Irish Pensions Act, 1990. Each Pension Scheme and each Related Benefit Scheme has at all times been duly administered in all material respects in accordance with full compliance with, and will until the Closing Date continue to be duly administered in all material respects in accordance and full compliance with, all applicable laws, regulations and requirements (including Revenue and trust requirements).

                 (x) There are no actions, suits or claims (other than routine claims for benefits) outstanding, pending or, to the Division Subsidiary's Knowledge, threatened against the trustees or administrator of the Pension Schemes or against the Division Subsidiary in respect of any act, event, omission or other matter arising out of or in connection with the Pension Schemes or the Related Benefit Schemes or the Related Benefit Schemes or the provisions of pension or related death and disability benefits generally.

                 (xi) No discretion or power has been exercised under the Pension Schemes or the Related Benefit Schemes in respect of the employees, directors, former employees and former directors of the Division Subsidiary to augment a benefit thereunder, admit to membership thereof a director or employee who would not otherwise have been eligible for admission to membership thereof, provide thereunder in respect of a member thereof a benefit which would not otherwise be provided thereunder in respect of such member or pay a contribution thereto which would not otherwise have been paid.

                 (xii) All death in service benefits (other than refunds of contributions) which may be payable under the Pension Schemes and any benefits payable under the Related Benefit Schemes are fully insured at normal rates and there is no reason why such insurance might be avoided.

                 (xiii) The Pension Schemes and the Related Benefit Schemes do not contain any provision which gives rise or could give rise to a claim against the Division Subsidiary or the trustees of any of the Pension Schemes under Article 119 of the Treaty of Rome or Part VII of the Irish Pensions Act, 1990.

                 (xiv) Every employee or former employee of the Division Subsidiary who is or was entitled to membership of the Pension Schemes or the Related Benefit Schemes has been invited to join the Pension Scheme or the Related Benefit Scheme which he is or was entitled to become a member of as of the date on which he became entitled.

                 (xv) No intention to amend, discontinue in whole or in part or exercise any discretion in relation to any Pension Scheme or Related Benefit Scheme has been communicated to any member or other beneficiary of any of the Pension Schemes or the Related Benefit Schemes.

         (d) Americans With Disabilities Act. Seller and the Division Subsidiary is in material compliance with the requirements of the Americans With Disabilities Act with respect to the Division Employees and the Acquired Assets.

         (e) WARN Act. Subject to Purchaser's commitment to offer employment to the Division Employees pursuant to Section 5.6 hereof, Seller and the Division Subsidiary is in material compliance with the applicable requirements of the Workers Adjustment and Retraining Notification Act ("WARN") and has no liabilities pursuant to WARN.

         (f) Transfer of Certain Assets and Liabilities from the Amended and Restated Cash or Deferred Profit Sharing Plan for Employees of GTI and Its Affiliates ("GTI Plan") to New Plan Sponsored by Purchaser. Immediately after execution of this Agreement, (i) Purchaser will adopt a qualified profit sharing plan containing cash or deferred features in accordance with Section 401(k) of the Code which contains the same substantive material provisions as does the GTI Plan ("Purchaser Plan"), and (ii) Seller shall amend the GTI Plan to reflect and implement the provisions of this paragraph. Purchaser, promptly after preparing and adopting the Purchaser Plan, shall submit, or cause to be submitted, to the IRS a request that the IRS issue to Purchaser a determination letter to the effect that the Purchaser Plan meets all of the qualification requirements of the Code, including Sections 401(a) and 401(k) of the Code, and the Treasury Regulations thereunder. Upon the later of the (i) Closing; (ii) delivery to Seller of a copy of a favorable determination letter from the IRS to the effect that the Purchaser Plan meets all of the Code qualification requirements described above or, alternatively, a written opinion of Purchaser's counsel that the Purchaser Plan is either qualified or has been submitted to the IRS as part of a determination letter request and the Purchaser Plan in both form and operation meets all of the qualification requirements of the Code; and (iii) thirty days after the filing by Purchaser with the IRS of a thirty-day notice of transfer of assets and liabilities on Form 5310-A in accordance with Section 6058(b) of the Code, unless Seller and Purchaser mutually agree that, by virtue of both the GTI Plan and the Purchaser Plan being defined contribution, individual account plans with no suspense accounts maintained in their trust funds, such thirty-day notice to the IRS is not required, Seller shall direct the Trustee of the GTI Plan to transfer directly to the Purchaser Plan and the trust fund thereunder all of the assets and liabilities under the GTI Plan covering Division Employees who, subsequent to the Closing, will continue to be employed by Purchaser ("Transferred Division Employees"). Upon such transfer of assets and liabilities from the GTI Plan and the trust fund thereunder to the Purchaser Plan and the trust fund thereunder, the benefits of the Transferred Division Employees under the Purchaser Plan shall be no less than the benefits of the Transferred Division Employees under the GTI Plan immediately prior to such transfer of assets and liabilities. From and after such transfer of assets and liabilities from the GTI Plan and the trust fund thereunder to the Purchaser Plan and the trust fund thereunder, Seller and the GTI Plan shall have no further obligation to the Transferred Division Employees with respect to their accrued benefits under the GTI Plan immediately prior to the transfer of assets and liabilities covering the Transferred Division Employees. Seller and Purchaser shall cause their appropriate employees, counsel and agents to prepare all documents and carry out all transactions necessary to implement this paragraph of the Agreement.

         (g) Group Long-Term Disability Plan. Seller currently maintains a group long-term disability plan covering certain of Seller's employees, including the Transferred Division Employees. As of the Closing, Purchaser shall cover all Transferred Division Employees under a group long-term disability plan providing benefits at least as great as the group long-term disability plan sponsored by Seller provided to the Transferred Division Employees immediately prior to the Closing and, from and after the Closing, the Transferred Division Employees shall no longer be covered by Seller's group long-term disability plan; provided that Seller shall continue to be responsible for, and Purchaser shall have no Liability with respect to, any events occurring prior to the Closing Date relating to the disability of any of the Transferred Division Employees.

         (h) Compliance with Statutes. GTI-Ireland has in relation to each of its employees (and so far as relevant to each of its former employees) complied in all material respects with:

                 (i) all obligations imposed on it by Article 119 of the Treaty of Rome and all statutes, regulations and codes of conduct and practice relevant to the relations between it and its employees or any trade union, and has maintained current, adequate and suitable records regarding the service of each of its employees;

                 (ii) all collective agreements, customs and practices for the time being dealing with such relations or the conditions of service of its employees;

                 (iii) all relevant orders and awards made under any relevant statute, regulation or code of conduct or practice affecting the conditions of service of its employees;

                 (iv) all obligations imposed by the European Communities (Safeguarding of Employees' Rights on the Transfer of Undertakings) Regulations, 1980 in relation to any sale, purchase or other transfer coming within the terms of those Regulations; and

                 (v) all obligations imposed by the Safety, Health and Welfare at Work Act, 1989.

         (i) Redundancies. Within a period of one year preceding the date of this Agreement, GTI-Ireland has not given notice of any redundancies to the Minister for Labor nor started consultations with any independent trade union or unions under the provisions of Part II of the Protection of Employment Act, 1977 or Regulation 7 of the European Communities

(Safeguarding of Employees' Rights on the Transfer of Undertakings) Regulations, 1980, nor has GTI-Ireland failed to comply with any such obligation under the said Part II or Regulation 7.

         SECTION 3.21.    Representations and Warranties with Respect to Tax
Matters.

         (a) Except as otherwise set forth in Schedule 3.21, Seller hereby represents and warrants the following with respect to each of the Division and the Division Subsidiary:

                 (i) Filing of Returns. There have been properly completed and filed on a timely basis and in correct form and in compliance with all applicable Laws and regulations all Tax Returns required to be filed by or with respect to the Division or the Division Subsidiary. As of the time of filing, the foregoing Tax Returns correctly and completely reflected the facts regarding the income, business, assets, operations, activities, status, other matters or any other information shown or required to be shown thereon. An extension of time within which to file any Tax Return that has not been filed has not been requested or granted. No claim has ever been made by a taxing authority in a jurisdiction where the Division or the Division Subsidiary does not file Tax Returns with respect to a particular Tax that it is or may be subject to taxation by that jurisdiction with respect to such Tax.

                 (ii) Payment of Taxes. With respect to all amounts in respect of Taxes imposed in whole or in part on the Division or the Division Subsidiary or for which the Division or the Division Subsidiary is or could be liable, whether to taxing authorities (as, for example, under Law) or to other persons or entities (as, for example, under Tax allocation agreements), with respect to all taxable periods or portions of periods ending on or before the Closing Date, all applicable Tax Laws in respect of Taxes and agreements have been fully complied with, and all such amounts required to be paid or payable by the Division or the Division Subsidiary to taxing authorities or others (whether or not shown on any Tax Return) on or before the date hereof have been paid.

                 (iii) Liens. There are no liens for Taxes (other than for current Taxes not yet due and payable for which adequate provision has been made on the Reference Balance Sheet or shall have been made on the Closing Balance Sheet) on the assets of the Division or the Division Subsidiary.

                 (iv) Safe Harbor Lease Property. None of the Acquired Assets (including the assets of the Division Subsidiary) is property that is required to be treated as being owned by any other person pursuant to the so-called safe harbor lease provisions of former
         Section 168(f)(8) of the Code or any similar provision of Law.

                 (v) Security for Tax-Exempt Obligations. None of the Acquired Assets (including the assets of the Division Subsidiary) directly or indirectly secures any debt the interest on which is tax-exempt under Section 103(a) of the Code or any similar provision of Law.

                 (vi) Tax-Exempt Use Property. Except for the GTI-Ireland trademark or trade name and the other assets of the Division Subsidiary, none of the Acquired Assets is "tax-exempt use property" within the meaning of Section 168(h) of the Code or any similar provision of Law.

                 (vii) Foreign Person. Seller is not a person other than a United States person within the meaning of the Code.

                 (viii) No Withholding. The transactions contemplated herein are not subject to the tax withholding provisions of Section 3406 of the Code, or of Subchapter A of Chapter 3 of the Code, or of any other provision of Law.

                 (ix) Audit History. No issues have been raised and no requests for information have been made by any taxing authority in connection with any of the Tax Returns or with respect to any Taxes to which the Division or the Division Subsidiary are or may be subject nor does any basis for raising such an issue exist. No waivers of statutes of limitation with respect to the Tax Returns or any Taxes to which the Division or the Division Subsidiary may be subject have been given by or requested from Seller or the Division Subsidiary.
         Schedule 3.21 sets forth by Tax, taxing authority and taxable period
         (A) each Tax Return filed by, or with respect to, the Division Subsidiary or any predecessor for any taxable period ending on or after December 31, 1992, (B) the taxable periods of the Division Subsidiaries as to which the respective statutes of limitations with respect to such Taxes have not expired, and (C) with respect to such taxable periods, those years for which examinations have been completed, those years for which examinations are presently being conducted, those years for which examinations have not been initiated, and those years for which required Tax Returns have not yet been filed. Seller has delivered to Purchaser correct and complete copies of all such Tax Returns and all examination reports, statements of deficiencies or other notices from or correspondence with, taxing authorities with respect thereto. Except to the extent shown on
         Schedule 3.21, all deficiencies asserted or assessments made as a result of any examinations have been fully paid, or are fully reflected as a liability on the Reference Balance Sheet, or are being contested and an adequate reserve therefor has been established and is fully reflected on the Reference Balance Sheet. No power of attorney has been granted with respect to any matter relating to Taxes that could affect the Division or the Division Subsidiary.

                 (x) Tax-Sharing or Allocation Agreements. The Division Subsidiary is not a party to or bound by (nor will the Division Subsidiary become a party to or bound by) any tax-indemnity, tax-sharing, or tax-allocation agreement.

                 (xi) Prior Affiliated Groups. The Division Subsidiary has never been a member of an Affiliated Group nor has ever been included in any group, consolidated or unitary Return. The Division Subsidiary does not have any liability for the Taxes of any Person under Treas. Reg. Section 1.1502-6 (or any similar provision of Law), or as a transferee or successor, by contract or otherwise.

                 (xii) Tax Elections. All material elections with respect to Taxes affecting the Division Subsidiary are set forth in Schedule 3.21.

                 (xiii) Section 341(f) Consent. The Division Subsidiary has not filed a consent pursuant to the collapsible corporation provisions of Section 341(f) of the Code (or any similar provision of Law) or agreed to have Section 341(f)(2) of the Code (or any similar provision of Law) apply to any disposition of any asset owned by it.

                 (xiv) International Boycott. The Division Subsidiary has not participated in nor will participate in an international boycott within the meaning of Section 999 of the Code or any similar provision of Law.

                 (xv) Reassessments or Other Proposals. To Seller's Knowledge there are no proposed reassessments of any property owned by the Division or the Division Subsidiary or other proposals (other than changes in Law applicable to taxpayers generally) that could increase the amount of any Tax to which the Division Subsidiary could be subject.

                 (xvi) Permanent Establishment. Neither the Division nor the Division Subsidiary has or has had a permanent establishment in any foreign country, as defined in any applicable tax treaty or convention between the United States and such foreign country except that GTI-Ireland has a permanent establishment in the Republic of Ireland.

                 (xvii) Doing Business; Taxable Nexus. Neither the Division nor the Division Subsidiary is doing business in or engaged in a trade or business in, or has a taxable nexus with, any jurisdiction in which it has not filed all applicable Tax Returns.

                 (xviii) Records. The Division and the Division Subsidiary has maintained such records in respect of each transaction, event and item (including as required to support otherwise allowable deductions, losses and credits) as are required under applicable Laws in respect of Taxes.

                 (xix) Partnerships: Trusts. Neither the Division nor the Division Subsidiary is or has been, (i) a party to any joint venture, partnership, or other arrangement or contract that could be treated as a partnership for federal income or other tax purposes or (ii) a beneficiary, or holder of a beneficial interest, of any trust.

                 (xx) Basis, Carryovers and Carryback in Division Subsidiary Schedule 3.21 sets forth the following information with respect to the Division Subsidiary as of the most recent practicable date: (A) the United States tax basis of the Division Subsidiary in its assets; and (B) the amount of any net operating loss, net capital loss, unused investment or other credit, unused foreign tax credit, excess charitable deduction or other carryover or carryback item allocable to the Division Subsidiary, each identified as to whether it arises under the Laws of the United States or the Laws of Ireland.

                 (xxi) Unpaid Tax. The unpaid Taxes of the Division and the Division Subsidiary shall not exceed the reserve for tax liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Closing Balance Sheet (rather than in any notes thereto).

                 (xxii) Foreign Subsidiaries. The Division Subsidiary is the only Foreign Subsidiary of the Division. The Division Subsidiary is not (i) engaged in a United States trade or business for federal income tax purposes; (ii) a passive foreign investment company within the meaning of the Code; (iii) a foreign personal holding company within the meaning of the Code; or (iv) a foreign investment company within the meaning of the Code.

                 (xxiii) Subpart F Information. Schedule 3.21 sets forth for the Division Subsidiary (i) a reasonable good faith estimate of the amount of current and accumulated earnings and profits and "subpart F income" within the meaning of Section 952(a) of the Code, for the 1995 taxable year, each as of September 30, 1995, and the respective amounts expected as of the Closing Date; and (ii) the amount of previously taxed income within the meaning of Section 959 of the Code as of the date hereof and the amount expected as of the Closing Date. As of the Closing Date after the Effective Time without giving effect to the financing provided by the Financial Sources or the various agreements of the Purchaser and the Division Subsidiary in connection with such financing all of the current and accumulated earnings and profits of the Division Subsidiary shall consist of previously taxed income within the meaning of Section 959 of the Code.

                 (xxiv) Subpart F Inclusion. Purchaser would not be required to include any amount in gross income with respect to the Division Subsidiary pursuant to

                 Section 951 of the Code if the taxable year of the Division Subsidiary were deemed to end on the Closing Date after the Effective Time.

                          (xxv) No Foreign Subsidiary has (i) made an election, or is required, to treat any asset of such Foreign Subsidiary as owned by another person for tax purposes; or (ii) carried out or been engaged in any transaction or arrangement such that any Law provides that there may be substituted for the amount or value or the actual consideration given or received (or to be given or received) by such Foreign Subsidiary any different amount or value for taxation purposes.

                          (xxvi)   Carryover of Unabsorbed Losses. There
                 is no restriction on the Division Subsidiary's utilization of any unabsorbed losses sustained in prior periods to offset income earned by the Division Subsidiary after the Closing in the lines of business conducted by the Division Subsidiary as of the date hereof.

                          (xxvii)  Corporation Tax Rate. Under currently
                 applicable Law, except for certain immaterial items which in 1995 do not exceed $25,000 in the aggregate, the profits, if any, of GTI-Ireland are derived from the manufacture and sale of goods and as such are, and will be through financial years to December 31, 2010, subject to corporation tax under the laws of The Republic of Ireland at a rate equal to 10% of such profits.

                          (xxviii) Corporate Form.  The Division Subsidiary is
                 taxable as a corporation under the laws of the United States.

                          (xxix) Advance Corporation Taxes. No distribution by the Division Subsidiary is or would be subject to the advance corporation tax imposed by the Finance Act of 1983 of The Republic of Ireland, as amended, or other withholding or additional taxes.

                          (xxx)    Close Company.  The Division Subsidiary
                 is not a "close company" as such term is used in the Corporation Tax Act, 1976, as amended or similar provision of Law.

                          (xxxi)   Location of Activity. The Republic of
                 Ireland is the location of each of the following activities with respect to the Division Subsidiary: (A) negotiation of material contracts, (B) decisions with respect to important policy matters, (C) head office, (D) custody of books and records, (E) preparation and examination of accounts, (i) audit of accounts, (F) custody of minute books, company seal and other organizational items, (G) declaration of dividends, (H) realization of profits, and (I) maintenance of bank accounts.

  (b) Limitation on Certain Representations and Warranties. The representations and warranties with respect to the Division set forth in subsections (a)(i) and (ii) of this Section

         3.21 are not applicable to the extent that the Acquired Assets (including the assets of the Division Subsidiary) cannot be made subject to Tax Liens and Purchaser or the Division Subsidiary cannot be made liable for Taxes relating to the matters constituting breaches of such representations and warranties.

                 (c) Indemnification. For purposes of Seller's indemnification of Purchaser pursuant to Section 6.1, the representations and warranties of Seller contained in this Section 3.21 shall be deemed to have been made with no exception for items disclosed in the Schedules hereto.

                 SECTION 3.22.  Insurance.

                 (a) Schedule 3.22 sets forth a list of each insurance policy of Seller and the Division Subsidiary providing property or liability insurance, including product liability insurance, under which the operation of the Division has been insured, and pursuant to which the Seller, the Division Subsidiary or the Division has been named as a direct beneficiary, a named insured or other principal beneficiary of coverage. Purchaser has heretofore been delivered true, correct and complete copies of all such policies of insurance. The amounts of all such policies and risks covered thereby are in accordance with all requirements of Law, all agreements to which Seller is a party and prudent business practice. Schedule 3.22 also identifies all risks relating to the operation of the Division which have been designated as being self-insured. Neither Seller nor the Division Subsidiary has been refused any insurance with respect to any of the Acquired Assets or the operation of the Division, nor has such coverage been limited, by any insurance carrier to which it has applied for any such insurance or with which it has carried insurance during the last three
         (3) years.

                 (b) With respect to each such insurance policy: the policy is legal, valid, binding, enforceable in accordance with its terms, except for policies that have expired under their terms in the ordinary course and except as enforceability may be limited by applicable bankruptcy and insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors rights generally, and is in full force and effect. At the time of the Closing, all insurance policies currently in effect will be outstanding and in full force and effect but except for policies in the name of GTI-Ireland which will be retained by GTI-Ireland, none of such policies will be transferred to Purchaser.

                 SECTION 3.23.  Full Disclosure.

                 (a) No representation or warranty of Seller in this Agreement, nor any statement or certificate furnished or to be furnished to Purchaser pursuant to this Agreement, or in connection with the transactions contemplated by this Agreement, contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements contained herein or therein not misleading.

                 (b) Seller has no Knowledge of any facts pertaining to the Division, the Acquired Assets or the Business which are reasonably likely to have a Material Adverse Effect and which have not been disclosed in this Agreement, the Schedules and Exhibits hereto and the Transaction Documents except for any facts relating solely to general economic, business or political developments affecting the economy or business generally.

         SECTION 3.24. Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Seller or any Affiliate of Seller.

                                   ARTICLE IV

                         REPRESENTATIONS AND WARRANTIES
                                  OF PURCHASER

         As an inducement to Seller to enter into this Agreement, Purchaser hereby represents and warrants to Seller as follows:

         SECTION 4. 1. Organization and Authority of Purchaser.
Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all necessary corporate power and authority to enter into this Agreement and the Transaction Documents to which it is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Transaction Documents of which Purchaser is a signatory, the performance by Purchaser of its obligations hereunder and thereunder and the consummation by Purchaser of the transactions contemplated hereby and thereby have been duly authorized by all requisite action on the part of Purchaser. This Agreement has been, and upon their execution, the Transaction Documents of which Purchaser is a signatory will be, duly executed and delivered by Purchaser, and this Agreement constitutes, and upon execution the Transaction Documents of which Purchaser is a signatory will constitute, legal, valid and binding obligations of Purchaser enforceable against Purchaser in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy and insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally.

         SECTION 4.2. No Conflict. Assuming the making and obtaining of all filings, notifications, consents, approvals, authorizations and other actions referred to in Section 4.3, the execution, delivery and performance of this Agreement and the Transaction Documents of which Purchaser is a signatory do not and will not to Purchaser's Knowledge (a) violate, conflict with or result in the breach of any provision of the Certificate of Incorporation or By-laws of Purchaser, (b) conflict with or violate any Law or Governmental Order applicable to Purchaser or (c) conflict with, or result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation, or cancellation of, or result in the creation of any Encumbrance on any of the assets or properties of Purchaser pursuant to any note, bond, mortgage or indenture, contract, agreement, lease, sublease, license, permit, franchise or other instrument or arrangement to which Purchaser is a party or by which any of such assets or properties is bound or affected which would have a material adverse effect on the ability of Purchaser to perform under this Agreement and to consummate the transactions contemplated by this Agreement and the Transaction Documents.

         SECTION 4.3. Governmental Consents and Approvals. Except for the consents referred to in Sections 7.2(o) and 7.2(p), to Purchaser's Knowledge, the execution, delivery and performance by Purchaser of this Agreement and the Transaction Documents of which Purchaser is a signatory do not and will not require any consent, approval, authorization or other order of, action by, filing with, or notification to any Governmental Authority.

         SECTION 4.4. Brokers. Except for Lincolnshire Management, Inc., Performance Group, Inc. and Patton Group, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Purchaser or any Affiliate of Purchaser. Purchaser shall be solely responsible for payment of the fees and expenses of Lincolnshire Management, Inc., Performance Group, Inc. and Patton Group.

         SECTION 4.5. Litigation. There is no Action pending, or, to Purchaser's Knowledge, threatened against or related to Purchaser which could materially adversely affect or restrict Purchaser's ability to consummate the transactions contemplated hereby.

                                    ARTICLE V

                              ADDITIONAL AGREEMENTS

         SECTION 5.1. Conduct of Business of the Division Prior to the Closing.

                 (a) Seller covenants and agrees that, except as described in
         Schedule 5.1(a) or as contemplated by this Agreement, between the date hereof and the Closing Date, the Division shall conduct the Business in the ordinary course consistent with the Division's prior practices. Without limiting the generality of the foregoing, except as described in Schedule 5.1(a) , Seller shall cause the Division to (i) continue its advertising and promotional activities, and pricing and purchasing policies in accordance with past practice; (ii) not shorten or lengthen the customary payment cycles for any of its Receivables or payables, respectively; (iii) use its best efforts to (A) keep available to Purchaser the services of the Division Employees, (B) preserve the Division's current relationships with its customers, suppliers and other Persons with which it has significant business relationships;
         (iv) exercise, but only after notice to Purchaser any rights of renewal pursuant to the terms of any of the leases or subleases set forth in
         Schedule 3.15(b) and licenses set forth on Schedule 3.13 which by their terms would otherwise expire; and (v) not engage in any practice, take any action, fail to take any action or enter into any transaction which could cause any representation or warranty of Seller in this Agreement to be untrue in any material respect or result in a breach in any material respect of any covenant made by Seller herein.

                 (b) Seller covenants and agrees that, prior to the Closing without the prior written consent of Purchaser, Seller will not do, nor cause the Division to do any of the things which are required to be disclosed on Schedule 3.8 except that Seller may withdraw cash from the Division Subsidiary in order to reduce the cash held by the Division Subsidiary at Closing to not less than $250,000.

                 SECTION 5.2. Access to Information.

                 (a) From the date hereof until the Closing, upon reasonable notice, Seller shall and shall cause the Division and its respective officers, directors, employees, agents, representatives, accountants and counsel to: (i) afford the officers, employees and authorized agents, accountants, counsel, Financing Sources and representatives of Purchaser reasonable access, during normal business hours, to the offices, properties, plants, other facilities, books and records of the Division and of Seller relating to the Division and to those officers, directors, employees, agents, accountants and counsel of Seller who have any knowledge relating to the Division , and (ii) furnish to the officers, employees and authorized agents, accountants, counsel, Financing Sources and representatives of Purchaser such additional financial and operating data and other information regarding the Acquired Assets (or legible copies thereof) as Purchaser may from time to time reasonably request, and (iii) furnish to the officers, employees and authorized agents, accountants, counsel, Financing Sources and representatives of Purchaser such audited and unaudited financial statements and any other financial or other information or other information necessary for the preparation by Purchaser of documents required for financing the purchase of the Acquired Assets (or legible copies thereof) to the extent such financial or other information currently exists or can be obtained without unreasonable effort and expense.

                 (b) In order to facilitate the resolution of any claims made by or against or incurred by Purchaser or Seller after the Closing Date or for any other reasonable purpose, for a period of five (5) years following the Closing, Seller and Purchaser shall (i) retain the books and records in their possession which relate to the Acquired Assets and the business of the Division for periods prior to the Closing and (ii) upon reasonable notice, afford the officers, employees and authorized agents and representatives of the other party reasonable access (including the right to make photocopies), during normal business hours, to such books and records.

                 (c) Notwithstanding the provisions of Section 5.2(b) hereof, the Seller may, at its own expense, copy all of the Division Books and Records that are being delivered to the Purchaser at Closing and retain such copies among the Seller's books and records after the Closing. In addition, after the Closing Purchaser shall make available to Seller during reasonable business hours, at no cost to Purchaser and in such manner as not to interfere with Purchaser's business operations, such personnel of Purchaser and the Division Subsidiary as are required by Seller to wind up all administrative matters relating to the operation of the Division.

         SECTION 5.3. Confidentiality. Each party hereto agrees to, and shall cause its respective agents, representatives, Affiliates, employees, officers and directors to treat and hold as confidential (and not disclose or provide access to any Person to) all information relating to trade secrets, processes, patent and trademark applications, product development, price, customer and supplier lists, pricing and marketing plans, policies and strategies, details of client and consultant contracts, operations methods, product development techniques, business acquisition plans, new personnel acquisition plans and all other confidential information with respect to the Division. In the event that such party or any such agent, representative, Affiliate, employee, officer or director becomes legally compelled to disclose any such information, such party shall provide Purchaser (in the case the disclosure is required to be made by Seller) or Seller (in the case where the disclosure is required to be made by Purchaser) with prompt written notice of such requirement so that Purchaser or Seller, as the case may be, may seek a protective order or other remedy or waive compliance with this Section 5.3. In the event that such protective order or other remedy is not obtained, or Purchaser or Seller, as the case may be, waives compliance with this Section 5.3, such party shall furnish only that portion of such confidential information which is legally required to be provided and exercise its reasonable best efforts to obtain assurances that confidential treatment will be accorded such information. Each Person in possession of such confidential information shall, prior to, at, or as soon as practicable following the Closing, promptly furnish to Seller or Purchaser, as applicable, any and all copies (in whatever form or medium) of all such confidential information then in the possession of such Person or any of its agents, representatives, Affiliates, employees, officers and directors and, except as otherwise required by Section 5.2(b), destroy any and all additional copies then in the possession of such Person or any of its agents, representatives, Affiliates, employees, officers and directors of such information and of any analyses, compilations, studies or other documents prepared, in whole or in part, on the basis thereof; provided, however, that this Section 5.3 shall not apply to any information that, at the time of disclosure, is available publicly and was not disclosed in breach of this Agreement by such Person, its agents, representatives, Affiliates, employees, officers or directors; provided further that, with respect to Intellectual Property, specific information shall not be deemed to be within the foregoing exception merely because it is embraced in general disclosures in the public domain. In addition, with respect to Intellectual Property, any combination of features shall not be deemed to be within the foregoing exception merely because the individual features are in the public domain unless the combination itself and its principle of operation are in the public domain. Each party hereto agrees and acknowledges that remedies at law for any breach of its obligations under this Section 5.3 are inadequate and that in addition thereto the other party hereto shall be entitled to seek equitable relief, including injunction and specific performance, in the event of any such breach. Notwithstanding any other provision of this Section 5.3, the obligations of Seller and its agents, representatives, Affiliates, employees, officers and directors under this Section 5.3 shall survive the Closing and the obligations of Purchaser and its agents, representatives, Affiliates, employees, officers and directors under this Section 5.3 shall terminate upon the Closing.

         SECTION 5.4. Regulatory and Other Authorizations: Notices and Consents.

         (a) Each party hereto shall use its best efforts to obtain any authorizations, consents, orders and approvals of all Governmental Authorities and officials that may be or become necessary for its or their execution and delivery of, and the performance of its or their respective obligations pursuant to, this Agreement and the Transaction Documents and will cooperate fully with the other parties hereto in promptly seeking to obtain all such authorizations, consents, orders and approvals.

         (b) Seller shall give or cause to be given promptly such notices to third parties and use its best efforts to obtain such third party consents and estoppel certificates as are listed on Schedules 3.2 and 3.3 hereto.

         (c) Purchaser shall cooperate and assist Seller in giving such notices and obtaining such consents and estoppel certificates; provided, however, that Purchaser shall have no obligation to give any guarantee or other consideration of any nature in connection with any such notice, consent or estoppel certificate or to consent to any change in the terms of any agreement or arrangement which Purchaser, in its sole discretion, may deem adverse to the interests of Purchaser, the Division or the Business.

         (d) As of the Date hereof each party hereto knows of no reason why all the consents, approvals and authorizations necessary for the consummation of the transactions contemplated hereby will not be obtained or received.

         (e) Seller and Purchaser further agree that, in the event that any consent, approval or authorization necessary or desirable to preserve for the Division any right or benefit under any lease, license, contract, commitment or other agreement or arrangement to which Seller or a Division Subsidiary is a party is not obtained or received prior to the Closing, subject to the right of Purchaser in such event not to consummate the purchase of the Acquired Assets pursuant to this Agreement, Seller will, subsequent to the Closing, cooperate fully with Purchaser in attempting to obtain such consent, approval or authorization as promptly thereafter as practicable. In such event, if such consent, approval or authorization cannot be obtained, Seller shall use its best efforts to provide Purchaser with the rights and benefits of the affected lease, license, contract, commitment or other agreement or arrangement for the term of such lease, license, contract or other agreement or arrangement.

         SECTION 5.5. Notice of Developments. Prior to the Closing, each party to this Agreement shall promptly notify the other party to this Agreement in writing of any of the following matters which come to such party's attention:
(i) all events, circumstances, facts and occurrences, including the commencement or threat of any Action, arising subsequent to the date of this Agreement which are reasonably likely to result in a breach of a material representation or warranty or covenant of such party in this Agreement or which has the effect of making any representation or warranty of such party in this Agreement untrue or incorrect, and (ii) all other material developments affecting the Assets, Liabilities, business, financial condition, operations, results of operations, customer or supplier relations or employee relations, projections, forecasts, or Business or financial prospects of the Division.

         SECTION 5.6. Division Employees.

         (a) Immediately following the Closing Date, Purchaser will offer to employ those persons who are employed full-time by the Seller in the Business on the Closing Date on terms and conditions substantially identical to those in effect on the Closing Date including, but not limited to, medical insurance coverage comparable to the coverage in effect for such persons on the Closing Date. Notwithstanding anything herein to the contrary, Purchaser shall not in any way be or become liable or obligated to any such Division Employees under any Employee Plan of Seller, except the management bonus program of Seller to the extent the related liability is accrued on the Closing Balance Sheet.

         (b) Seller provides self-insured medical benefits to the Division Employees. Because Purchaser has agreed to provide medical insurance under
Section 5.6(a) following the Closing to those Division Employees employed full-time by the Seller in the Business on the Closing Date, Seller and Purchaser do not believe that those employees will be entitled to so-called "COBRA" coverage from Seller following the Closing. Nevertheless, as a precaution Seller intends to send to such employees the notice contemplated by
Section 498OB(f)(6) of the Code. In the event that any such employee or beneficiary of any employee attempts to elect to receive COBRA insurance coverage under Seller's medical plan following the Closing, Seller shall so notify Purchaser. In such event, Purchaser agrees to indemnify Seller for all costs, including without limitation, the cost of medical and hospital care, incurred by Seller as a result of any such person receiving COBRA insurance coverage from Seller less any insurance premiums actually received by Seller from such employee or beneficiary of such employee.

         SECTION 5.7. No Solicitation or Negotiation. Seller agrees that neither Seller, nor any of its Affiliates, officers, directors, representatives or agents will (a) solicit, initiate, consider, encourage or accept any other proposals or offers from any Person (i) relating to any acquisition or purchase of all or any portion of the Acquired Assets (other than Inventory to be sold in the ordinary course of the Business consistent with past practice or Tangible Personal Property obsolete or surplus to the requirements of the Business), or
(ii) to enter into any other extraordinary business transaction involving or otherwise relating to the Division, or (b) participate in any discussions, conversations, negotiations and other communications regarding, or furnish to any other Person any information with respect to, or otherwise cooperate in any way, assist or participate in, facilitate or encourage any effort or attempt by any other Person to seek to do any of the foregoing. Seller, and its respective officers, directors, representatives, agents and Affiliates shall immediately cease and cause to be terminated all existing discussions, conversations, negotiations and other communications with any Persons heretofore conducted with respect to any of the foregoing. Seller shall notify Purchaser promptly if any such proposal or offer, or any inquiry or other contact with any Person with respect thereto, is made and shall, in any such notice to Purchaser, indicate in reasonable detail the identity of the Person making such proposal, offer, inquiry or contact and the terms and conditions of such proposal, offer, inquiry or other contact. Seller further agrees not to, and to cause the Division not to, without the prior written consent of Purchaser, release any Person from, or waive any provision of, any confidentiality or standstill agreement to which Seller or the Division Subsidiary is a party or by which Seller or the Division Subsidiary is bound.

         SECTION 5.8. Use of Intellectual Property.

         (a) Except as described on Schedule 5.8 from and after the Closing, neither Seller nor any of its Affiliates shall use any of the Owned Intellectual Property or Licensed Intellectual Property which has been assigned or transferred to Purchaser pursuant to this Agreement.

         (b) The Purchaser will, as promptly as practicable following the Closing Date, remove or obliterate all references to "GTI Corporation" from its signs, purchase orders, invoices, sales orders, labels, letterheads, shipping documents and other materials, and Purchaser shall not put into use after the Closing Date any such materials not in existence on the Closing Date that bear any references to "GTI Corporation" or any name, mark, or logo similar thereto. Notwithstanding the foregoing, Purchaser shall be entitled for a period of six
(6) months following the Closing Date to use any signs, purchase orders, invoices, sales orders, labels, letterheads, packing materials or shipping documents existing on the Closing Date that bear any name, mark or logo similar thereto, in each case where the removal of any such reference or any such similar name, mark or logo would be impractical.

         (c) Notwithstanding Section 5.8(b), at the Closing Seller will enter into a license agreement (the "Trademark License Agreement") substantially in the form of Exhibit J hereto pursuant to which Seller will grant to GTI-Ireland on a royalty-free exclusive basis, for a period of six (6) months from the Closing Date, a license to use the name "GTI-Ireland" in connection with the operation of the Business.

         SECTION 5.9. Non-Competition.

         (a) For a period of two (2) years after the Closing Date ("Restricted Period"), Seller agrees that it and its Affiliates shall not engage, directly or indirectly, anywhere in Hadley, Pennsylvania or Hartselle, Alabama, or in any other location in the States of Pennsylvania or Alabama, or in any location in the United States of America, Japan, the Phillippines, China, Hong Kong, Malaysia, and other parts of southeast Asia, as well as Austria, the United Kingdom, Hungary and The Netherlands and any other region, county, city or locality therein where the Division is currently transacting, or during the past five (5) years, has been transacting business (the "Restricted Territory") in any business that manufactures (i) glass components, welded leads, glass-to-metal seals, welded resistor elements, pins and pinned arrays for the glass diode, resistor, automotive and component packaging markets, (ii) equipment used to produce any of the components identified in clause (i), and
(iii) unique, application-specific printed circuit boards for automotive and electrical lighting manufacturers but only with respect to the products and equipment in those categories that are manufactured by the Division on the date hereof (a "Competitive Business"). Seller further agrees that during the Restricted Period it and its Affiliates shall not, without the prior written consent of Purchaser, directly or indirectly, own any interest in, manage, operate, join, control, lend money or render financial or other assistance to or participate in or be connected with, as partner, stockholder, consultant or otherwise, any Person which engages or intends to engage in a Competitive Business in the Restricted Territory.

                 (b) As a separate and independent covenant, Seller further agrees with Purchaser that, during the Restricted Period, Seller and its Affiliates will not in any way, directly, or indirectly, for the purpose of conducting or engaging in any Competitive Business, solicit, advise or otherwise do, or attempt to do, business with any customers of the Division with whom the Division or Seller had any dealings during the period of time in which the Division was an Affiliate of Seller, or take away or interfere or attempt to interfere with any customer, trade, business or patronage of Purchaser or the Division, or interfere with or attempt to interfere with any officers, employees, representatives or agents of Purchaser or the Division or induce or attempt to induce any of them to leave the employ of Purchaser or the Division or violate the terms of their contracts, or any employment arrangements.

                 (c) The Restricted Period shall be extended by the full length of any period during which such Seller is in breach of the terms of this Section 5.9.

                 (d) It is expressly understood, acknowledged and agreed by Seller that Seller's covenant set forth in this Section 5.9 constitutes an essential element of this Agreement and that, but for such covenant, Purchaser would not have executed and delivered this Agreement nor be willing to perform the transactions contemplated herein.

                 (e) Without intending in any way to limit the remedies available to Purchaser, Seller further acknowledges and agrees that if Seller breaches any of the covenants contained in this Section 5.9, Purchaser may seek injunctive relief (without being required to post bond or any other undertaking as a condition to obtaining such relief) in any court of competent jurisdiction to restrain the breach or the threatened breach of, or otherwise specifically to enforce, any of such covenants.

                 (f) The parties agree and intend that the covenants contained in this Section shall be construed as a series of separate covenants, one for each applicable county, state, country or province. Except for geographic coverage, each such separate covenant shall be deemed identical in terms. It is expressly understood and agreed that, whenever possible, each provision, term and covenant of this Section shall be interpreted in such a manner as to be effective and valid under applicable Law.

                 (g) Promptly after the Closing, Purchaser shall make a notification (the "Notification") of this Agreement to the Ireland Competition Authority (the "Authority") under the
         Competition Act, 1991. Seller shall provide such assistance as reasonably necessary with respect to the Notification. Purchaser shall bear the costs of the Notification. Purchaser and

Seller shall amend Section 5.9 of this Agreement as necessary to conform to any certificate or license issued by the Authority with respect to the Notification provided that such amendment shall not impose any material additional burdens on Seller.

         SECTION 5.10. Environmental Matters. Following the Closing
Date, Purchaser will operate the Groundwater Remediation Project at the Owned Real Property in accordance with the work plan and plans and specifications as approved or permitted by the Pennsylvania Department of Environmental Protection; provided, however, Purchaser shall have no obligation hereunder to spend more than $100,000 (subject to annual increase at a rate commensurate with increases in the U.S. Consumer Price Index for Pittsburgh, Pennsylvania) in any year to operate such equipment.

         SECTION 5.11. Bulk Transfer Laws. Purchaser hereby waives compliance by Seller with the provisions of any so-called bulk transfer laws of any jurisdiction in connection with the sale of the Business to Purchaser. Seller shall, without gross-up for Taxes, indemnify and hold harmless Purchaser against any and all liabilities which may be asserted by third parties against Purchaser as a result of the Seller's noncompliance with any such bulk transfer law.

         SECTION 5.12. Office Space. Seller agrees to provide to
Purchaser at no charge for a period not to exceed one (1) month, the office space and related services currently being used by the Division in the San Diego, California office of Seller; provided, however, Purchaser, shall promptly reimburse Seller for any out-of-pocket expenses incurred by Seller on account of telephone calls, facsimile transmissions and similar items made by any employee of Purchaser during such period.

         SECTION 5.13. This Section intentionally left blank.

         SECTION 5.14. Accounts Receivable.

         (a) The Purchaser shall notify all account debtors of the Division that all payments with respect to Receivables are to be made to the Purchaser. If payment for such Receivables is made to the Seller, the Seller shall immediately endorse all checks to the order of the Purchaser, and deliver the endorsed checks to the Purchaser. In the event such payment is made by wire transfer to the Seller, the Seller shall, immediately after receipt of bank notice, remit to the Purchaser by wire transfer of immediately available funds the amount paid to the Seller. In any event, if any funds which represent payments with respect to such Receivables are paid to the Seller such funds shall be held in trust by the Seller for the benefit of the Purchaser. The Seller hereby constitutes and appoints the Purchaser and all persons designated by the Purchaser as Seller's true and lawful attorney-in-fact, with full power to endorse Seller's name to any checks or other items of payment or proceeds relating to the Receivables. Both the appointment of Purchaser as Seller's attorney and Purchaser's rights and powers are coupled with an interest and are irrevocable until payment in full of all Receivables.


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
                 (b) If, after one hundred twenty (120) days following the Closing Date, there are any Receivables included on the Closing Balance Sheet that have not been paid and the amount of such Receivables exceeds, in the aggregate, the total dollar amount equivalent to the reserve against Receivables set forth on the Closing Balance Sheet then the Purchaser shall have the right to so advise the Seller and to assign to the Seller the total of such Receivables (the "Assigned Uncollected Receivables"). Concurrently with the assignment of the Assigned Uncollected Receivables to the Seller and as a condition thereto, the Seller shall pay to the Purchaser an amount equal to one hundred percent (100%) of the uncollected portion of the Assigned Uncollected Receivables in excess of the reserve. In furtherance of the foregoing, all payments received by the Purchaser from a customer with respect to Receivables will be treated as payments of the oldest outstanding Receivable from that customer, unless there exists a bona fide dispute with respect to payment of a particular Receivable. The Seller shall be solely responsible for the collection of the Assigned Uncollected Receivables; provided, however, Seller shall only attempt to collect the Assigned Uncollected Receivables in a reasonable commercial manner consistent with Seller's efforts with respect to collection of Seller's own Receivables. If payment for such Assigned Uncollected Receivables is made to Purchaser, Purchaser shall immediately endorse all checks to the order of Seller, and deliver the endorsed checks to Seller. In the event such payment is made by wire transfer to Purchaser, Purchaser shall, immediately after receipt of bank notice, remit to Seller by wire transfer of immediately available funds the amount paid to Purchaser. In any event, if any funds which represent payments with respect to such Assigned Uncollected Receivables are paid to Purchaser such funds shall be held in trust by Purchaser for the benefit of the Seller.

                 (c) The Purchaser shall use reasonable diligence and shall make all reasonable efforts to collect all Assigned Uncollected Receivables in a timely manner; provided, however, that the Purchaser shall not be required to threaten or institute legal proceedings in connection therewith. The Purchaser shall not be obligated to incur any out-of-pocket expenses with respect to disputed Assigned Uncollected Receivables unless the Seller advances to the Purchaser an amount reasonably required to cover such out-of-pocket expenses, in which case the Purchaser shall be required to incur out-of-pocket expenses with respect to such disputed amounts only to the extent of the funds advanced by the Seller. The Purchaser shall not release, waive, amend, or settle any dispute in a manner adverse to the Seller in respect of, or otherwise relinquish any rights with respect to, the Assigned Uncollected Receivables without the prior written consent of the Seller. In connection with the granting or withholding or any such consent, the Seller shall act in a commercially reasonable manner. The Seller shall defend, indemnify and hold the Purchaser harrnless from any and all Loss (as defined in Section 8.2(a)) arising out of or in any way connected with, the collection of Assigned Uncollected Receivables.

                 (d) If after one hundred twenty (120) days following the Closing Date the aggregate amount paid to Purchaser on account of the Receivables exceeds the amount of net Receivables reflected on the Closing Balance Sheet (ie., total Receivables less the amount of reserve against Receivables set forth on the Closing Balance Sheet), Purchaser shall pay to Seller promptly after the end of such one hundred twenty (120) day period an amount equal to the amount collected by Purchaser in excess of the amount of net Receivables as reflected on the Closing Balance Sheet.

         (e) The rights of the Purchaser to receive payment from the Seller under this Section shall be governed in all respects by the provisions applicable to indemnification by the Seller and the Purchaser in Article VIII, except that the limitations as to amounts included in Section 8.7 before indemnification is available shall not apply to any claim for indemnification under this Section 5.14.

         SECTION 5.15. Sewage Facility Notice. Purchaser is hereby advised that there is no currently existing community sewage system available to the Owned Real Property, and that a permit for an individual sewage system will have to be obtained from the appropriate local agency pursuant to the Pennsylvania Sewage Facilities Act. Seller hereby notifies Purchaser that Purchaser should contact the appropriate local agency which administers the Pennsylvania Facilities Act before signing this Agreement to determine the procedures and requirements for obtaining a permit for an individual sewage system.

         SECTION 5.16. Deed Notices. Seller shall make and include in the appropriate Transaction Documents relating to the transfer of title to the Owned Real Property the acknowledgments, if any, required by Section 405 of the Solid Waste Management Act, Act of July 7, 1980, P.L. 380, No. 97 (35 P.S.A Section 5018.405) and Section 512 of the Hazardous Sites Cleanup Act of October 18, 1988, P.L. 756, No. 108 (35 P.S. Section 6020.512).

         SECTION 5.17. Receivables, Inventory and Encumbrances. The
Seller agrees to conduct the Business in such a manner as to cause the net Receivables at Closing, the net Inventories at Closing and the GTI-Ireland Receivables at Closing to be at least equal to $3.4 million, $2.8 million and the amount specified on Schedule II, respectively. The Seller also agrees to use its reasonable best efforts to obtain the release prior to the Closing Date of all Encumbrances on or against the Acquired Assets except for Permitted Encumbrances.

         SECTION 5.18. Further Action. Each of the parties hereto shall use all best reasonable efforts to take, or cause to be taken, all appropriate action, do or cause to be done all things necessary, proper or advisable under applicable Law, and to execute and deliver such documents and other instruments or papers as may be required to carry out the provisions of this Agreement and to consummate and render effective the transactions contemplated by this Agreement.


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
                                   ARTICLE VI

                                   TAX MATTERS

                 SECTION 6. 1. Indemnification.

                 (a) Seller agrees, to indemnify and hold harmless Purchaser and the Division Subsidiary from and against the following Taxes (except to the extent amounts, other than deferred taxes to take into account timing differences between Tax income and financial income, have been specifically identified and reserved therefor as taxes on the face of the Closing Balance Sheet) and, except as otherwise provided in Section
         6.1 hereof, against any loss, damage, liability or expense (including reasonable fees for attorneys and other outside consultants, incurred) in contesting or otherwise in connection with any such Taxes or pursuing any claim hereunder: (i) Taxes imposed with respect to periods ending on or before the Closing Date; (ii) with respect to taxable periods beginning before the Closing Date and ending after the Closing Date, Taxes imposed which are allocable, pursuant to Section 6.01(b), to the portion of such period ending on the Closing Date; (iii) Taxes imposed on Purchaser as a result of any breach of warranty or misrepresentation under Section 3.21, failure by Seller to fulfill its obligations under this Article VI, or the actual amount of current and accumulated earnings and profits of the Division Subsidiary as of the Closing Date being in the aggregate more than $100,000 higher than such amounts set forth in the statement referenced in the parenthetical clause of Section 6.6(d)(i); (iv) unpaid Taxes of any Person (including Seller and its Subsidiaries) under Treas. Reg. Section 1. 1502-6 (or any similar provision of Law), or as a transferee or successor, by contract or otherwise; and (v) any and all stock transfer, stamp, or similar Taxes payable in connection with the transactions contemplated hereby except as otherwise provided in Section 6.6(e) of this Agreement.

                 (b) In the case of Taxes that are payable with respect to a taxable period that begins before the Closing Date and ends after the Closing Date, the portion of any such Tax that is allocable to the portion of the period ending on the Closing Date shall be:

                          (i) in the case of Taxes that are either (x) based
                 upon or related to income or receipts, or (y) imposed in connection with any sale or other transfer or assignment of property (other than conveyances pursuant to this Agreement, as provided under Section 6.01(a)(iv)), deemed equal to the amount which would be payable if the taxable year ended with the Closing Date; and

                          (ii) in the case of Taxes not described in
                 subparagraph (i) that are imposed on a periodic basis and measured by the level of any item, deemed to be the amount of such Taxes for the entire period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period) multiplied by a fraction the numerator of which is the number of calendar days in the period ending on the Closing Date and the denominator of which is the number of calendar days in the entire period.


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
         SECTION 6.2. Tax Returns. Tax Returns not yet filed for any taxable period that commences prior to the Closing Date shall be prepared, and each item thereon treated, in a manner consistent with past practices of Seller except as set forth in Schedule 6.2.

         SECTION 6.3. Refunds. Any Tax refund (or comparable benefit resulting from a reduction in Tax liability) for a period ending as of or prior to the Closing Date arising out of the carryback of a loss or credit incurred by Purchaser or the Division Subsidiary in a taxable period ending after the Closing Date shall be the property of Purchaser or such Division Subsidiary, as the case may be.

         SECTION 6.4. Contests.

         (a) In the case of an audit or administrative or judicial proceeding that relates to periods ending on or before the Closing Date, Seller shall have the right, at its expense, to participate in and control the conduct of such audit or proceeding but only to the extent that such audit or proceeding relates solely to a potential adjustment for which Seller has acknowledged Seller's liability and the issue underlying the potential adjustment does not recur for any period ending subsequent to the Closing Date. Seller shall keep Purchaser fully informed of the progress of any such audit or proceeding and, if it appears in the sole discretion of Purchaser, that such audit or proceeding may adversely affect Purchaser or a Division Subsidiary, Purchaser also may participate in any such audit or proceeding. If Seller does not assume the defense of any such audit or proceeding promptly, Purchaser may defend and settle the same (for Seller's account) in such reasonable manner as it may deem appropriate. In the event that a potential adjustment as to which Seller would be liable is present in the same proceeding as a potential adjustment for which Purchaser would be liable, Purchaser shall have the right, at its expense, to control the audit or proceeding with respect to the latter potential adjustment.

         (b) With respect to a potential adjustment for which both Seller and Purchaser or a Division Subsidiary, could be liable, or which involves an issue that recurs for any period ending after the Closing Date (whether or not the subject of audit at such time), (i) both Purchaser and Seller may participate in the audit or proceeding, and (ii) the audit or proceeding shall be controlled by that party which would bear the burden of the greater portion of the dollar amount of the adjustment and any corresponding adjustments that may reasonably be anticipated for future Tax periods. The principle set forth in the preceding sentence shall govern also for purposes of deciding any issue that must be decided jointly (in particular, choice of judicial forum) in circumstances in which separate issues are otherwise controlled hereunder by Purchaser and Seller.

         (c) Except as provided in Section 6.4(a) above, neither Purchaser nor Seller shall enter into any compromise or agree to settle any claim pursuant to any Tax audit or proceeding which would adversely affect the other party for such year or a subsequent year without the written consent of the other party, which consent may not be unreasonably withheld.


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
                 SECTION 6.5. Miscellaneous.

                 (a) Seller and Purchaser agree to treat all payments made by either to or for the benefit of the other under this Article VI, under other indemnification provisions of this Agreement and for any misrepresentations or breach of warranties or covenants as adjustments to the purchase price or as capital contributions for Tax purposes and that such treatment shall govern for purposes hereof except to the extent that the laws of a particular jurisdiction provide otherwise, in which case such payments shall be made in an amount sufficient to indemnify the relevant party on an after-tax basis.

                 (b) Notwithstanding any provision herein to the contrary, the obligation of Seller to indemnify and hold harmless Purchaser pursuant to this Article VI, and the representations and warranties contained in
         Section 3.21, shall terminate as of the close of business on the 120th day following expiration of the applicable statutes of limitations with respect to the Tax liabilities in question (giving effect to any waiver, mitigation or extension thereof).

                 SECTION 6.6. Additional Tax Agreements.

                 (a) Tax Elections. Seller covenants and agrees that no new elections with respect to Taxes or any changes in current elections with respect to Taxes affecting the Acquired Assets (including the Division Subsidiary) shall be made after the date of this Agreement without prior written consent of Purchaser.

                 (b) Clearance Certificate. As a condition precedent to the consummation of the transactions contemplated by this Agreement, Seller shall provide Purchaser with a clearance certificate or similar document(s) that may be required by any state, local or foreign taxing authority in order to relieve Purchaser of any obligation to withhold any portion of the Purchase Price or to pay the Taxes of Seller except as specifically waived by Purchaser in writing; provided, however, that Seller shall not be required to provide Purchaser with a tax clearance certificate in Pennsylvania or other similar certificates that cannot be obtained prior to the Closing, provided further, however, that the failure to provide such certificates shall not relieve Seller of any of its indemnification obligations under Section 6.1 hereof.

                 (c) Nonforeign Affidavit. Seller shall furnish
         Purchaser an affidavit, stating, under penalty of perjury, that the indicated number is the transferor's United States taxpayer identification number and that the transferor is net a foreign person, pursuant to Section 1445(b)(2) of the Code.

                 (d) Cooperation and Records Retention. Seller and
         Purchaser shall (i) each provide the other, and Purchaser shall cause the Division Subsidiaries to provide Seller, with such assistance as may reasonably be requested by any of them in connection with the preparation of any Tax Return, audit, or other examination by any taxing authority or judicial or administrative proceedings relating to liability for Taxes (it being understood that, without limiting the generality of the foregoing, Seller shall, within 10 days after the filing of Seller's federal corporate income


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
tax return for 1995, but in no event later than October 1, 1996, provide Purchaser with a statement setting forth in reasonable detail a computation, under the federal income tax laws of the United States, of the current and accumulated earnings and profits of the Division Subsidiary as of the Closing
Date), (ii) each retain and provide the other, and Purchaser shall retain and cause the Division Subsidiaries to retain and provide Seller with, any records or other information that may be relevant to such Tax Return, audit or examination, proceeding, or determination, and (iii) each provide the other with any final determination of any such audit or examination, proceeding, or determination that affects any amount required to be shown on any Tax Return of the other for any period. Without limiting the generality of the foregoing, Purchaser shall retain, and shall cause the Division Subsidiaries to retain, and Seller shall retain, until the applicable statutes of limitations (including any extensions) have expired, copies of all Tax Returns, supporting work schedules, and other records or information that may be relevant to such returns for all tax periods or portions thereof ending before or including the Closing Date and shall not destroy or otherwise dispose of any such records without first providing the other party with a reasonable opportunity to review and copy the same.

         (e) Transfer Taxes. Except for real property transfer taxes attributable to the transfer of the Owned Real Property and stock transfer stamp taxes attributable to the sale of the Shares, both of which will be borne equally by Seller and Purchaser, Seller will pay any sales, use, transfer, and documentary taxes and recording and filing fees applicable to the transfer of the Acquired Assets to Purchaser at Closing provided that Purchaser has delivered to Seller at Closing appropriate evidence that Inventories have been acquired for resale within the meaning of applicable sales and use tax Law.

         (f) Preparation of W-2's. etc, Seller and Purchaser agree that Purchaser has purchased substantially all the property used in a separate unit of Seller's trade or business, and, in connection therewith, Purchaser shall employ individuals who immediately before the Closing Date were employed in such unit by Seller. Accordingly, pursuant to Revenue Procedure 84-77 (1984-2 C.B.
753), provided that Seller provide Purchaser with all necessary payroll records for the calendar year which includes the Closing Date, Purchaser shall furnish a Form W-2 to each employee employed by Purchaser who had been employed by Seller disclosing all wages and other compensation paid for such calendar year, and taxes withheld therefrom, and Seller shall be relieved of the responsibility to do so.

         SECTION 6.7. Minimum Claim. Anything in this Article VI to the contrary notwithstanding, Purchaser shall not have a claim under this Article VI for indemnification against Seller unless the amount of such claim exceeds $1,000 (any such claim not in excess of $1,000, a "De Minimis Tax") or the amount of such claim when added to all other claims for which such party could have sought indemnification under this Article VI but for the provisions of this Section 6.7, exceeds $10,000; provided, however, that in determining such amounts all representations, warranties and covenants in this Agreement shall be read without regard to any disclosure set forth in this Agreement. In the event the total amount of Purchaser's claims for De Minimis Taxes exceeds $10,000, Purchaser may then obtain indemnification for all such claims.


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
         SECTION 6.8. Section 338 Election. Purchaser agrees it will not make an election under Section 338 of the Code with respect to the Division Subsidiary.


                                   ARTICLE VII

                              CONDITIONS TO CLOSING

         SECTION 7.1. Conditions to Obligations of Seller. The obligation of Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing Date, of each of the following conditions:

         (a) Representations, Warranties and Covenants. The representations and warranties of Purchaser contained in this Agreement shall have been true and correct in all material respects when made and shall be true and correct in all material respects as of the Closing Date, with the same force and effect as if made as of the Closing Date. The covenants and agreements contained in this Agreement to be complied with by Purchaser on or before the Closing shall have been complied with in all material respects;

         (b) No Proceeding or Litigation. (i) No Action shall have been commenced by any Governmental Authority against Seller or Purchaser seeking to restrain or materially and adversely alter the transactions contemplated by this Agreement and (ii) no injunction or order of any Governmental Authority or any Law shall be in effect which, in the case of each of (i) and (ii), in the reasonable, good faith determination of Seller, is likely to render it impossible or unlawful to consummate such transactions; provided, however, that the provisions of this Section 7.1(b) shall not apply if Seller has directly or indirectly solicited or encouraged any such Action;

         (c) Organizational Documents and Board Resolution. Seller shall have received true and complete copies of resolutions duly and validly adopted by the Board of Directors of Purchaser evidencing its authorization of the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby accompanied by a certificate of the Secretary or Assistant Secretary of Purchaser, dated as of the Closing Date, stating that no amendments have been made thereto from the date thereof through the Closing Date;

         (d) Incumbency Certificate. Seller shall have received a certificate of the Secretary or an Assistant Secretary of Purchaser certifying the names and signatures of the officers of Purchaser, authorized to sign this Agreement and the Transaction Documents to be delivered by Purchaser hereunder;

         (e) Good Standing Certificates, Seller shall have received recently dated good standing certificates for Purchaser from the Secretary of State of Delaware and from the Secretary of State of each other jurisdictions in which the ownership of the Acquired Assets, or the operation of the Business in such jurisdiction, requires Purchaser to qualify to do business as a foreign corporation;

                 (f) Legal Opinion. Seller shall have received from Maloney, Geffa, Mehlman & Katz, counsel to Purchaser, a legal opinion, addressed to Seller and dated the Closing Date in the form attached as Exhibit H hereto;

                 (g) Certificate of Donald Moore. Donald Moore shall have delivered to Seller a certificate or letter stating that to the best of Mr. Moore's Knowledge, the representations and warranties of Seller contained in this Agreement are true and correct in all material respects; and

                 (h) Purchaser's Deliveries. Purchaser shall have delivered to Seller at or before the Closing the items specified in Section 2.8 hereof.

                 SECTION 7.2. Conditions to Obligations of Purchaser. The obligations of Purchaser to consummate the transactions contemplated by this Agreement shall be subject to the fulfilment, at or prior to the Closing, of each of the following conditions:

                 (a) Representations, Warranties and Covenants. The representations and warranties of Seller contained in this Agreement shall have been true and correct in all material respects when made and shall be true and correct in all material respects as of the Closing Date with the same force and effect as if made as of the Closing Date. The covenants and agreements contained in this Agreement to be complied with by Seller on or before the Closing shall have been complied with in all material respects;

                 (b) No Proceeding or Litigation. (i) No Action shall have been commenced by any Governmental Authority against Seller or Purchaser seeking to restrain or materially and adversely alter the transactions contemplated hereby and (ii) no injunction or order of any Governmental Authority or Law shall be in effect, which, in the case of each of (i) and (ii), is likely to render it impossible or unlawful to consummate the transactions contemplated by this Agreement or has or is reasonably likely to have a Material Adverse Effect, in each case, in the reasonable good faith determination of Purchaser; provided, however, that the provisions of this Section 7.2(b) shall not apply if Purchaser has directly or indirectly solicited or encouraged any such Action;

                 (c) Consents and Approval. Purchaser and Seller shall have received, each in form and substance satisfactory to Purchaser, all authorizations, consents, orders and approvals of all Governmental Authorities and officials and all third party consents and estoppel certificates which Purchaser, in its reasonable determination, deems necessary or required for the consummation of the transactions contemplated by this Agreement;

                 (d) Current Ratio. There shall have been no material adverse variation of the Division's ratio of current assets to current liabilities or Net Working Capital (determined in the manner described in Schedule I) between the date of the Reference Balance Sheet to the Closing Date;

                 (e) Employment Agreement. Purchaser shall have received the Employment Agreement, duly executed by the parties thereto other than Purchaser;

                 (f) Organizational Documents and Board Resolutions. Purchaser shall have received true and complete copies of (i) the Certificate of Incorporation, as amended to date, of Seller, certified by the Secretary of State of Delaware, as of a date not earlier than five (5) Business Days prior to the Closing Date, (ii) the By-laws of Seller, and (iii) resolutions duly and validly adopted by the Board of Directors of Seller and the Division Subsidiary evidencing its authorization of the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, in each case, accompanied by a certificate of the Secretary or Assistant Secretary of Seller, dated as of the Closing Date, stating that no amendments have been made thereto from the date thereof through the Closing Date;

                 (g) Incumbency Certificate, Purchaser shall have received an incumbency (determined in the manner described in Schedule I) certificate of each of Seller certifying as to the names and signatures of the persons authorized on behalf of Seller to sign this Agreement and all of the Transaction Documents to be delivered by Seller hereunder;

                 (h) Legal Opinion. Purchaser shall have received from Kirkpatrick & Lockhart LLP, counsel to Seller, a legal opinion, dated the Closing Date, addressed to Purchaser and, if requested by Purchaser, the Financing Sources, in the form attached as Exhibit I hereto with such changes as Purchaser shall reasonably request;

                 (i) Good Standing Certificates. Purchaser shall have received recently dated good standing certificates for Seller from the Secretary of State of Delaware and from the Secretary of State of each other jurisdictions in which the ownership of the Acquired Assets, or the operation of the Business in such jurisdiction, requires Seller to qualify to do business as a foreign corporation;

                 (j) No Material Adverse Effect. No event or events shall have occurred, or be reasonably likely to occur, which, individually or in the aggregate, have, or is reasonably likely to have, a Material Adverse Effect;

                 (k) Current Assets. The current assets of the Division as shown on the Estimated Closing Balance Sheet shall include not less than $3.4 million of net Receivables and $2.8 million of net Inventories;

                 (1) Release of Liens. All Encumbrances on or against the Acquired Assets shall have been released except Permitted Encumbrances or Encumbrances caused to be placed on or against the Acquired Assets by Purchaser;

                 (m) Title Insurance. Purchaser shall have received an ALTA owner's policy of title insurance, or an unconditional undertaking to issue the same, issued by Purchaser's title insurance company and containing such endorsements and providing for such co-insurance or reinsurance with direct access as Purchaser may reasonably require, insuring Purchaser's title to the Owned Real Property, subject only to Permitted Encumbrances;

                 (n) Seller's Deliveries. Seller shall have delivered to Purchaser at the Closing the items specified in Section 2.7;

                 (o) Industrial Development Authority Approval. The
         Purchaser is satisfied at its absolute discretion that the Seller has procured all necessary consents or waivers from the Industrial Development Authority and the Shannon Free Airport Development Company in respect of the sale of the Shares as contemplated by this Agreement;

                 (p) Minister for Enterprise and Employment Approval.
         The Purchaser is satisfied at its absolute discretion that the Minister for Enterprise and Employment has stated in writing that he does not intend to make an order under Section 9 of the Mergers, Takeovers and Monopolies (Control) Act, 1978 (as amended in relation to the proposed purchase of the Shares or, in the event of the said Minister making an order subject to conditions, that the Purchaser has notified the Seller in writing that it accepts such conditions or, in the event of no such order being made and the said Minister not stating in writing that he does not intend to make such an order, that the relevant period within the meaning of Section 6 of the said Act has elapsed; and

                 (q) GTI-Ireland. The GTI-Ireland Receivables at Closing shall be not less than the amount set forth on Schedule II.

                                  ARTICLE VIII

                                 INDEMNIFICATION

                 SECTION 8. 1. Survival of Representations and Warranties.

                 (a) The representations and warranties of Seller contained in this Agreement, and all statements contained in this Agreement, the Schedules and the Exhibits to this Agreement, and any certificate, Financial Statement, or report or other document delivered by Seller pursuant to this Agreement or in connection with the transactions contemplated by this Agreement (collectively, the "Transaction Documents"), shall survive the Closing for a period terminating at the close of business on June 30, 1997, except that (i) the representations and warranties of Seller contained in each of Sections 3.1, 3.24 and Seller's representations and warranties (including Seller's representations and warranties contained in Section 3.17) relating to title to the Acquired Assets shall survive the Closing indefinitely, notwithstanding any applicable statute of limitations, (ii) the representations and warranties of Seller and the Division contained in
         Section 3.12 and 3.21 and the agreements and covenants to the parties contained in Article VI shall survive the Closing through the expiration of any applicable statute of limitations period (including any tolling thereof), and (iii) notwithstanding anything herein to the contrary, any fraudulent misrepresentations (including any intentional failure to disclose a material fact) or intentional breaches of covenants or agreements in this Agreement shall survive the Closing indefinitely, notwithstanding any applicable statute of limitations (,each such period is referred to herein as a "Survival Period"). Neither any Survival Period, nor the liability of Seller with respect to breaches of representations and warranties, shall be reduced by any investigation made at any time by or on behalf of Purchaser. The representations and warranties referred to in clauses (i) through (iii) in this Section 8.1 (a) are hereafter referred to as the "Excluded Representations").

                 (b) The representations and warranties of Purchaser contained in this Agreement, and all statements contained in this Agreement, Purchaser's Schedules and the Exhibits to this Agreement, and any certificate or other document delivered pursuant to this Agreement or in connection with the transactions contemplated by this Agreement shall survive the Closing for a period terminating at the close of business on June 30, 1997. Neither the period of survival nor the liability of Purchaser with respect to breaches of representations and warranties shall be reduced by any investigation made at any time by or on behalf of Seller.

                 (c) Notwithstanding the provisions of Section 8.1 or 8.2, as the case may be, any matter with respect to which a claim has been asserted by notice by any Indemnified Party to Seller or Purchaser, as the case may be, that is pending or unresolved at the end of the applicable Survival Period shall continue to be covered by this Article VIII notwithstanding the termination or expiration of such Survival Period until such claim is finally and fully satisfied or otherwise resolved by the parties under this Agreement or by a court of competent jurisdiction and any amounts payable hereunder are finally determined and paid by Seller or Purchaser, as the case may be, to such Indemnified Party.

                 SECTION 8.2. Indemnification by Seller.

                 (a) Seller shall indemnify and hold harmless Purchaser, the Division Subsidiary and their Affiliates, officers, directors, employees, agents, successors and assigns (each a "Purchaser Indemnified Party") for any and all Liabilities, losses, damages, claims, costs and expenses, interest, awards, judgments and penalties (including, without limitation, reasonable attorneys' and consultants' fees and expenses) suffered or incurred by them (including, without limitation, in connection with any Action brought or otherwise initiated by any of them or required to enforce the provisions hereunder) (hereinafter a "Loss"), arising out of or resulting from:

                          (i) the breach of any representation or warranty made
                 by Seller contained in this Agreement or in the Transaction Documents;

                          (ii) the breach of any covenant or agreement by Seller
                 contained in this Agreement or in the Transaction Documents;

                          (iii) Excluded Liabilities; or

                          (iv) any other matter as to which Seller, pursuant to
                 any other provision of this Agreement, has agreed to indemnify Purchaser.

                 (b) A Purchaser Indemnified Party shall give Seller notice of any matter which such Purchaser Indemnified Party has determined has given or could give rise to a right of indemnification under this Agreement, promptly, but in any event within thirty (30) days of such determination, stating the amount of the Loss, if known, and the method of computation thereof, and containing a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed or arises; provided, however, that the failure to provide such notice shall not release Seller from any of its obligations or reduce the amount of Seller's Liabilities under this Article VIII except to the extent such Seller is materially prejudiced by such failure (to the extent determined by counsel of competent jurisdiction) and shall not relieve such Seller from any other obligation or Liability that it may have to any Purchaser Indemnified Party otherwise than under this
         Article VIII. The obligations and Liabilities of Seller under this
         Article VIII with respect to Losses arising from claims of any third party which are subject to the indemnification provided for in this
         Article VIII ("Third Party Claims") shall be governed by and contingent upon the following additional terms and conditions: If a Purchaser Indemnified Party shall receive actual notice of any Third Party Claim, Purchaser Indemnified Party shall give Seller notice of such Third Party Claim promptly, but in any event within thirty (30) days of the receipt by Purchaser Indemnified Party of such notice; provided, however, that the failure to provide such notice shall not release Seller from any of its obligations under this Article VIII except to the extent such Seller is materially prejudiced by such failure and shall not relieve such Seller from any other obligation or Liability that it may have to any Purchaser Indemnified Party otherwise than under this Article VIII. If Seller acknowledges in writing its obligation to indemnify Purchaser Indemnified Party hereunder against any Losses that may result from a Third Party Claim, then Seller shall be entitled to assume and control the defense of such Third Party Claim, at its expense and through counsel of its choice, if Seller gives notice of its intention to do so to Purchaser Indemnified Party within thirty (30) days of the receipt of such notice from Purchaser Indemnified Party; provided, however, that if there exists or is reasonably likely to exist a conflict of interest that would make it inappropriate in the judgment of Purchaser Indemnified Party, in its sole and absolute discretion, for the same counsel to represent both Purchaser Indemnified Party and Seller, then Purchaser Indemnified Party shall be entitled to retain its own counsel, in each jurisdiction for which Purchaser Indemnified Party determines counsel is required, at the expense of Seller. In the event Seller exercises the right to undertake the defense against a Third Party Claim as provided above, Purchaser Indemnified Party shall cooperate with Seller in such defense and make available to Seller, at Seller's expense, all witnesses, pertinent records, materials and information in Purchaser Indemnified Party's possession or under Purchaser Indemnified Parry's control relating thereto as is reasonably required by Seller. Similarly, in the event Purchaser Indemnified Party is, directly or indirectly, conducting the defense of a Third Party Claim, Seller shall cooperate with Purchaser Indemnified Party in such defense and make available to Purchaser Indemnified Party, at Seller's expense, all such witnesses, records, materials and information in Seller's possession or under Seller's control relating thereto as is reasonably required by Purchaser Indemnified Party. In furtherance of the foregoing, Seller shall be obligated to keep Purchaser Indemnified Party fully informed in a timely fashion of all developments pertaining to a Third Party Claim and to furnish Purchaser Indemnified Party with true copies of all pleadings, judgements, papers and settlement agreements in connection therewith. No Third Party Claim may be settled by Seller without the prior written consent of Purchaser Indemnified Party unless the settlement provides for a full and unconditional release of the Purchaser Indemnified Party.

                 (c) Notwithstanding anything to the contrary set forth herein, Seller shall have no obligation to indemnify any Purchaser Indemnified Party for any misrepresentation in this Agreement to the extent that the item misrepresented was actually known prior to Closing by either Adam J. Pelzman or T.J. Maloney of Lincolnshire Management, Inc.

                 SECTION 8.3. Indemnification by Purchaser.

                 (a) Seller and its Affiliates, officers, directors, employees, agents, successors and assigns (each a "Seller Indemnified Party") shall be indemnified and held harmless by Purchaser for any and all Liabilities, losses, damages, claims, costs and expenses, interest, awards, judgments and penalties (including, without limitation, reasonable attorneys' and consultants' fees and expenses) suffered or incurred by them (including, without limitation, in connection with any Action brought or otherwise initiated by any of them or required to enforce the provisions hereunder) (hereinafter a "Loss"), arising out of or resulting from:

                          (i) the breach of any representation or warranty made
                 by Purchaser contained in this Agreement or the Transaction Documents;

                          (ii) the breach of any covenant or agreement by
                 Purchaser contained in this Agreement or the Transaction Documents; or

                          (iii) The Assumed Liabilities and any Liabilities
                 arising out of any act, failure to act, transaction, facts or circumstances occurring in connection with Purchaser's ownership of the Acquired Assets or operation of the Business for all periods subsequent to the Closing Date.

                 (b) A Seller Indemnified Party shall give Purchaser notice of any matter which a Seller Indemnified Party has determined has given or could give rise to a right of indemnification under this Agreement, promptly, but in any event within thirty (30) days of such determination, stating the amount of the Loss, if known, and method of computation thereof, and containing a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed or arises; provided, however, that the failure to provide such notice shall not release Purchaser from any of its obligations or reduce the amount of Seller's Liabilities under this Article VIII except to the extent Purchaser is materially prejudiced by such failure (to the extent determined by counsel of competent jurisdiction) and shall not relieve Purchaser from any other obligation or Liability that it may have to any Seller Indemnified Party otherwise than under this Article VIII. The obligations and Liabilities of Purchaser under this
Article VIII with respect to Losses arising from claims of any third party which are subject to the indemnification provided for in this Article VIII ("Third Party Claims") shall be governed by and contingent upon the following additional terms and conditions: If a Seller Indemnified Party shall receive actual notice of any Third Party Claim, Seller Indemnified Party shall give Purchaser notice of a Third Party Claim promptly, but in any event within thirty (30) days of the receipt by Seller Indemnified Party of such notice; provided, however, that the failure to provide such notice shall not release Purchaser from any of its obligations under this Article VIII except to the extent Purchaser is materially prejudiced by such failure and shall not relieve Purchaser from any other obligation or Liability that it may have to any Seller Indemnified Party otherwise than under this Article VIII. If Purchaser acknowledges in writing its obligation to indemnify Seller Indemnified Party hereunder against any Losses that may result from a Third Party Claim, then Purchaser shall be entitled to assume and control the defense of a Third Party Claim, at its expense and through counsel of its choice, if it gives notice of its intention to do so to Seller Indemnified Party within thirty (30) days of the receipt of such notice from Seller Indemnified Party; provided, however, that if there exists or is reasonably likely to exist a conflict of interest that would make it inappropriate in the judgment of Seller Indemnified Party, in its sole and absolute discretion, for the same counsel to represent both Seller Indemnified Party and Purchaser, then Seller Indemnified Party shall be entitled to retain its own counsel, in each jurisdiction for which Seller Indemnified Party determines counsel is required, at the expense of Purchaser. In the event Purchaser exercises the right to undertake any such defense of a Third Party Claim as provided above, Seller Indemnified Party shall cooperate with Purchaser in such defense and make available to Purchaser, at Purchaser's expense, all witnesses, pertinent records, materials and information in Seller Indemnified Party's possession or under Seller Indemnified Party's control relating thereto as is reasonably required by Purchaser. Similarly, in the event Seller Indemnified Party is, directly or indirectly, conducting the defense of a Third Party Claim, Purchaser shall cooperate with Seller Indemnified Party in such defense and make available to Seller Indemnified Party, at Purchaser's expense, all such witnesses, records, materials and information in Purchaser's possession or under Purchaser's control relating thereto as is reasonably required by Seller Indemnified Party. No Third Party Claim may be settled by Purchaser without the prior written consent of Seller Indemnified Party unless the settlement provides for the full and unconditional release of the Seller Indemnified Party.

         SECTION 8.4. Recourse Against Escrow Amount. Subject to and in accordance with the terms of the Escrow Agreement, a Purchaser Indemnified Party shall have the right to recover Losses for which such Purchaser Indemnified Party is entitled to indemnification under this Article VIII or under Article VI hereof from the Escrow Amount held by the Escrow Agent in the Escrow Account.

         SECTION 8.5. Tax Matters. Anything in this Article VIII to the contrary notwithstanding, the rights and obligations of Purchaser with respect to indemnification by Seller for any and all Tax matters shall be governed exclusively by Article VI and nothing set forth in this Article VIII shall be in derogation of, or shall be deemed to modify or amend, any of the provisions of
Article VI.

         SECTION 8.6. Other Remedies. The indemnification provisions of this Article VIII and of Article VI are in addition to, and not in derogation of, any statutory, equitable, or common law remedy which any party hereto may have for breach of any representation, warranty, or covenant set forth in this Agreement or in any Schedule or Exhibit annexed hereto.

         SECTION 8.7. Minimum Claim. Anything in this Article VIII or
Article VI to the contrary notwithstanding, neither Purchaser (on behalf of itself and any Purchaser Indemnified Party) nor Seller (on behalf of itself and any Seller Indemnified Party) shall have a claim for indemnification against the other unless the amount of such claim (or the amount of such claim when added to all other claims for which such party could have sought indemnification hereunder but for the provisions of this Section 8.7), other than claims arising out of a breach of an Excluded Representation or with respect to an Excluded Liability (including any matter covered by Article VI), exceeds $100,000 (the "Basket Amount); provided, however, that (i) in determining amounts to be included in the Basket Amount, if any, but for no other purpose, all representations, warranties and covenants in this Agreement shall be read without regard to any materiality standard or any knowledge qualification set forth in this Agreement, and (ii) this Section 8.7 shall not be applicable with regard to any post-closing adjustment of the Purchase Price pursuant to Section
2.9. In the event a party's total claims for indemnification against the other hereunder exceeds the Basket Amount, as determined hereunder, such party may thereupon seek indemnification in accordance with this Article VIII for any and all such claims regardless of the Basket Amount.

         SECTION 8.8. Maximum Claim. Anything in this Article VIII or
Article VI to the contrary notwithstanding, neither Purchaser nor Seller shall have any liability under this Article VIII in respect of any Losses (exclusive of any Losses arising out of a breach of an Excluded Representation or with respect to any Excluded Liability (including any matter covered by Article VI)) to the extent the aggregate of such Losses when added to all other Losses under
Section 8.2, with respect to Seller, and under Section 8.3, with respect to Purchaser, exceeds $12,500,000.

                                   ARTICLE IX

                             TERMINATION AND WAIVER

         SECTION 9. 1. Termination. This Agreement may be terminated at any time prior to the Closing only as follows:

         (a) by Purchaser if, between the date hereof and the time scheduled for the Closing: (i) an event or condition occurs that has resulted in or that is reasonably likely to result in a Material Adverse Effect; (ii) any representation or warranty of Seller set forth in this Agreement shall not have been true and correct in all material respects when made or ceases to be true and correct in all material respects at any time subsequent to the date hereof and the Seller shall have failed to cure any material misstatement or omission subsequent to the date hereof promptly after notice by Purchaser; (iii) Seller shall not have complied in all material respects with any covenant or agreement to be complied with by it prior to the Closing Date; or (iv) Seller or the Division Subsidiary makes a general assignment- for the benefit of creditors, or any proceeding shall be instituted by or against Seller or the Division Subsidiary seeking to adjudicate it bankrupt or insolvent, or seeking liquidation, winding up or reorganization, arrangement, adjustment, protection, relief or composition of its debts under any Law relating to bankruptcy, insolvency or reorganization.

         (b) by Purchaser or Seller if the Closing shall not have occurred on or prior to December 31, 1995; provided, however, that the right to terminate this Agreement under this Section 9.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur on or prior to such date; or

         (c) by Purchaser or Seller in the event that any Governmental Authority shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and nonappealable.

         SECTION 9.2. Effect of Termination. In the event of termination of this Agreement as provided in Section 9.1, this Agreement shall forthwith be canceled and rendered null and void in its entirety, except that the provisions of Sections 5.3 and 10.1 shall survive any such termination.

         SECTION 9.3. Waiver. Each party to this Agreement may (a) extend the time for the performance of any of the obligations or other acts of any other party, (b) waive any inaccuracies in the representations and warranties of any other party contained herein or in any document delivered by such other party pursuant hereto, or (c) waive compliance with any of the agreements or conditions of any other party contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party to be bound thereby. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition, of this Agreement. The failure of any party to assert any of its rights hereunder shall not constitute a waiver of any of such rights.

                                    ARTICLE X

                               GENERAL PROVISIONS

         SECTION 10. 1. Expenses.

         (a) Except as otherwise specified in this Agreement, and whether or not the transactions contemplated shall be consummated, all costs and expenses, including, without


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
limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses in performing and complying with all conditions to be performed under this Agreement.

         (b) If the Closing does not occur solely because of the failure by Seller to satisfy any of the closing conditions set forth in Section 7.2 and such failure constitutes a breach of this Agreement by Seller, then Seller shall reimburse Purchaser for its reasonable fees and expenses promptly upon Purchaser's submission of reasonably detailed invoices therefor (including, without limitation, the reasonable costs and expenses of its legal counsel and accountants and commitment and due diligence fees and related costs incurred to obtain financing commitments to fund the contemplated purchase of the Acquired Assets from Seller) which have been incurred by Purchaser in connection with the preparation and negotiation of this Agreement and the transactions contemplated hereby. Such amount shall be in addition to, and not in lieu of, any other remedy available to Purchaser.

         SECTION 10.2. Notices. All notices, requests, claims, demands and other communications hereunder (collectively, "Notices") shall be in writing and shall be given or made by delivery in person, by reputable overnight courier service, by telecopy (followed promptly by first class mail), or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.2):

                          (a)     if to Seller:

                                  GTI Corporation
                                  9171 Towne Centre Drive
                                  Suite 460
                                  San Diego, California 92122
                                  Attn:    Kirk M. D'Orazio
                                           Vice President-Corporate Development
                                  Telecopy No.: (619) 546-0568

                                  with a copy to:

                                  Kirkpatrick & Lockhart LLP
                                  1500 Oliver Building
                                  Pittsburgh, PA 15222
                                  Attn: John C. Rodney, Esq.
                                  Telecopy No.: (412) 355-6501


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
                 (b)     if to Purchaser or Holding:

                          Component InterTechnologies, Inc.
                          c/o Lincolnshire Management, Inc.
                          780 Third Avenue, 45th Floor
                          New York, New York  10017
                          Attn: T.J. Maloney
                          Telecopy No.: (212) 755-5457

                          with a copy to:

                          Maloney, Gerra, Mehlman & Katz
                          405 Lexington Avenue, 36th Floor
                          New York, New York 10174
                          Attn:   Ralph A. Geffa, Jr., Esq.
                                       - or -
                                  Melvin Katz, Esq.
                          Telecopy  No.:  (212)   973-6097

         SECTION 10.3. Public Announcements. No party to this Agreement shall make, or cause to be made, any press release or public announcement in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the other party, which consent shall not be unreasonably withheld, and the parties shall cooperate as to the timing and contents of any such press release or public announcement.

         SECTION 10.4. Headings. The descriptive headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. All references herein to Articles, Sections or clauses refer to specific provisions of this Agreement.

         SECTION 10.5. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, such term or provision shall be ineffective only to the extent invalid, illegal or incapable of being enforced, without affecting in any manner whatsoever the remainder of the term or provision and all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

         SECTION 10.6. Assignment. Prior to the Closing, the respective rights and obligations of the parties under this Agreement may not be assigned by operation of law or otherwise without the express written consent of Seller and Purchaser (which consent may be granted or withheld in the sole discretion of Seller or Purchaser); provided, however, that Purchaser may (i) assign this Agreement to an Affiliate of Purchaser without the consent of Seller and (ii) assign its rights under this Agreement to one or more Financing Sources as collateral security for Purchaser's obligations to such Financing Sources in connection with this Agreement. Notwithstanding any such assignment of this Agreement, Purchaser shall continue to be liable for all of Purchaser's obligations hereunder.

         SECTION 10.7. No Third Party Beneficiaries. Except for the provisions of Article VIII relating to Indemnified Parties, this Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

         SECTION 10. 8. Amendment. This Agreement may not be amended or modified except (a) by an instrument in writing signed by, or on behalf of, Seller and Purchaser or (b) by a waiver in accordance with Section 9.3.

         SECTION 10.9. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of tile State of New York, applicable to contracts executed in and to be performed entirely within that state (without giving effect to principles of conflicts of laws of New York or that of other jurisdictions).

         SECTION 10.10. Consent to Jurisdiction and Venue. Purchaser and
Seller hereby irrevocably submit to the exclusive jurisdiction of any New York State or federal court sitting in the City of New York in any action or proceeding arising out of or relating to this Agreement, including any appeal and any action for enforcement or recognition of any judgement relating thereto, and Purchaser, GTI-Ireland and Seller hereby irrevocably agree that all claims in respect of such action or proceeding may not be heard or determined in any court or before any panel other than such New York State or federal court. Each of the parties hereto agrees that a final judgement in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgement or in any other manner provided by law. Each of the parties hereto hereby irrevocably waives, to the fullest extent it may legally and effectively do so, any objection it may have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby in any New York State or federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent it may legally and effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court. Each of the parties hereto irrevocably consents to service of process in any such Action in the manner provided for the delivery of notices in Section 10.2; provided that nothing herein shall affect the right of any such party to serve process in any other manner permitted by law.

         SECTION 10.11. Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

         SECTION 10.12. Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement is not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

         SECTION 10.13. Schedules and Exhibits. The Schedules and
Exhibits annexed hereto and referred to herein are a part of this Agreement for all purposes. Unless otherwise expressly stated, terms which are specifically defined in this Agreement shall have the same meanings when used in the Schedule and Exhibits hereto.

         SECTION 10.14. Entire Agreement. This Agreement and the
Transaction Documents constitute the entire agreement of the parties hereto with respect to the subject matter hereof and thereof and supersedes all prior agreements and undertakings, both written and oral, between Seller and Purchaser with respect to the subject matter hereof and thereof.

         SECTION 10.15. Delivery of Schedules. Not later than Tuesday,
December 19, 1995, Seller shall deliver to Purchaser all of the Schedules to this Agreement. Each Schedule shall be subject to the approval of Purchaser. If Seller fails to furnish any Schedule within the period specified above or if Purchaser disapproves any of the Schedules, Purchaser may in its discretion (i) extend the time for delivery, (ii) terminate this Agreement or (iii) waive the requirement as to a particular Schedule. Prior to Tuesday, December 19, 1995, Seller may modify the representations and warranties in Section 3.21 which relate solely to the tax status of the Division Subsidiary. Purchaser shall have the right to terminate this Agreement in the event any such modification is not reasonably acceptable to Purchaser.

         IN WITNESS WHEREOF, Seller, Purchaser and Holding have executed or caused this Agreement to be executed by their respective officers thereunto duly authorized, in each case, as of the date first written above.

                                                    GTI CORPORATION

                                                    By:/s/ Kirk M. D'Orazio
                                                       ------------------------
                                                       Kirk M. D'Orazio
                                                       Vice President of
                                                        Corporate Development

                                                    COMPONENT INTERTECHNOLOGIES,
                                                      INC.

                                                    By:_________________________
                                                      Adam J. Pelzman
                                                      Vice President

                                                    COMPONENT-IRELAND HOLDING
                                                      CORPORATION

                                                    By:_________________________
                                                      Adam J. Pelzman
                                                      Vice President